Exhibit 2.01

Execution Copy

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

by and among

GOOGLE INC.,

SNOWMASS HOLDINGS INC.,

YOUTUBE, INC.

and

Each of the other parties identified on the signature pages hereto as Stockholder Parties

Dated as of November 3, 2006

i

3.6	Compliance	24

3.7	Financial Statements	25

3.8	Absence of Changes.	25

3.9	No Undisclosed Liabilities	27

3.10	Tax Matters.	27

3.11	Title to Assets; Leases.	28

3.12	Intellectual Property.	29

3.13	Privacy and Security.	30

3.14	Material Contracts.	30

3.15	Absence of Restrictions on Business Activities	32

3.16	Insurance	33

3.17	Absence of Action	33

3.18	Employment and Labor Matters.	33

3.19	Employee Benefit Plans and Agreements.	34

3.20	Environmental, Health and Safety Matters.	38

3.21	Export Control Laws.	38

3.22	No Restrictions on the Merger; Takeover Statutes	39

3.23	Certain Business Practices	39

3.24	Interested Party Transactions	39

3.25	Brokers or Finders	39

3.26	Disclaimer of Other Representations and Warranties	40

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER PARTIES		40

4.1	Authority; Enforceability	40

4.2	No Conflict; Required Filings and Consents.	40

4.3	Investment Representations.	41

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		41

5.1	Organization and Qualification	41

5.2	Authority; Enforceability	42

5.3	No Conflict; Required Filings and Consents.	42

5.4	Absence of Action	43

5.5	Merger Sub	43

5.6	Parent Common Stock	43

5.7	Parent SEC Filings	43

5.8	Disclaimer of Other Representations and Warranties	43

ARTICLE 6 COVENANTS		44

6.1	Operation of the Company Prior to Closing	44

6.2	No Solicitation of Other Proposals.	47

6.3	Stockholders Consents.	48

6.4	Filings; Efforts; Notices.	49

6.5	Access to Information.	50

6.6	Nondisclosure	51

6.7	Public Announcements	51

6.8	Takeover Statutes	51

6.9	Escrow Agreement	51

6.10	Equity Awards.	51

6.11	Indemnification.	52

6.12	Tax-Free Reorganization Treatment	54

6.13	Reservation and Listing of Parent Common Stock	54

6.14	Parent Information; Form S-4; Information Statement/Prospectus.	54

6.15	Company Expenses	56

6.16	Company Corporate Records	56

6.17	FIRPTA Notice	56

6.18	Schedule of Total Outstanding Shares	56

6.19	Investor Rights Agreement	56

6.20	Legend on Share Certificates	56

ARTICLE 7 CLOSING CONDITIONS		57

7.1	Conditions Precedent to Obligations of Each Party	57

7.2	Conditions Precedent to Obligations of Parent and Merger Sub	58

7.3	Conditions Precedent to Obligation of the Company	59

ARTICLE 8 TERMINATION		60

8.1	Termination	60

8.2	Effect of Termination	61

ARTICLE 9 INDEMNIFICATION		61

9.1	Survival of Representations and Warranties	61

9.2	Indemnification by the Company Stockholders	61

9.3	Exclusive Remedy	62

9.4	Indemnification Claims.	62

9.5	Third Party Claim Procedures	64

9.6	Limitations on Indemnification	64

9.7	Adjustment to Purchase Price	65

9.8	Several Obligations	66

9.9	Stockholders Agent.	66

ARTICLE 10 MISCELLANEOUS		67

10.1	Entire Agreement	67

10.2	Successors	67

10.3	Assignments	67

10.4	Notices	67

10.5	Submission to Jurisdiction	68

10.6	Resolution of Conflicts; Arbitration.	69

10.7	Release	70

10.8	Counterparts	70

10.9	Governing Law	70

10.10	Amendments and Waivers	70

10.11	Severability	71

10.12	Construction	71

10.13	Incorporation of Exhibits, Schedules and Disclosure Letters	71

10.14	Remedies	71

10.15	Effectiveness of Amendment and Restatement	71

v

Index of Defined Terms

Action	1.1
Adjusted Exchange Ratio	2.10(a)
Adjusted Total Outstanding Shares	2.10(a)
Affiliate	1.1
Aggregate Merger Consideration Value	9.6(c)
Aggregate Share Consideration	1.1
Agreement	Preamble
Acquisition Proposal	6.2(a)
Assumed Company Options	2.6(c)
Assumed Company RSUs	2.6(e)
Assumed Warrants	2.6(d)(ii)
Approvals	3.1(a)
beneficial owner	1.1
beneficial ownership	1.1
Bridge Note	1.1
Business Day	1.1
California Law	2.7(a)
Certificate of Merger	2.2
Certificates	2.8(a)
Closing Date	1.1
COBRA	3.19(b)
Code	Recitals
Commitment	1.1
Company	Preamble
Company 401(k) Plans	6.10(c)
Company Balance Sheet	3.7
Company Common Stock	1.1
Company Disclosure Schedule	1.1
Company Employees	3.19(a)
Company Favorable Outcome	2.9(c)
Company Material Adverse Effect	1.1
Company Option Plan	1.1
Company Options	1.1
Company Preferred Stock	1.1
Company Registered IP	3.12(a)
Company Representatives	6.2(a)
Company RSUs	1.1
Company Series A Preferred Stock	1.1
Company Series B Preferred Stock	1.1
Company Stock	1.1
Company Stockholders	1.1
Company Transaction Expenses	1.1
Company Warrants	1.1
Confidentiality Agreement	6.6
Consent	1.1
Contract	1.1
Copyright Action	1.1
Court	1.1
D&O Insurance	6.11(b)
Damages	1.1
DGCL	Recitals
Dissenting Share Payments	2.7(c)
Dissenting Shares	2.7(a)
Effective Date	Recitals
Effective Time	2.2
Employee Plans	3.19(a)
Enforceable	1.1
Environmental, Health and Safety Requirements	1.1
Equity Interest	1.1
ERISA	1.1
ERISA Affiliate	3.19(a)
Escrow Account	2.9(a)
Escrow Agent	2.9(a)
Escrow Agreement	2.9(a)
Escrow Shares	2.9(a)
Exchange Act	1.1
Exchange Ratio	1.1
Export Approvals	3.21
Financial Statements	3.7
Forfeited Shares	2.10(a)
Form S-4	6.14(b)
Founders	1.1
Fundamental Representations	9.1
GAAP	3.7
Governmental Authority	1.1
HIPPA	3.19(b)
HSR Act	1.1
Indebtedness	1.1
Indemnification Claim	9.4(a)
Indemnified Copyright Action	1.1
Indemnifying Party	9.5
Infringe	3.12(b)
Initial Escrow Release Date	2.9(b)
Intellectual Property	1.1
IP Policies	3.2(d)
Knowledge	1.1
Law	1.1
Liability	1.1

Lien	1.1
Material Contracts	3.14(a)
Maximum Annual Premium	6.11(b)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	1.1
Notice of Claim	9.4(a)
Order	1.1
Ordinary Course of Business	1.1
Organizational Documents	1.1
Original Agreement	Recitals
Outstanding Claim	1.1
Outstanding Company Options	3.3(a)
Outstanding Stockholders Agent Expenses	9.9(b)
Parent	Preamble
Parent Benefit Plans	6.10(c)
Parent Closing Price	1.1
Parent Common Stock	1.1
Parent Disclosure Letter	5
Parent Indemnification Notice	9.5(a)
Parent Indemnified Parties	9.2
Parent Material Adverse Effect	1.1
Parent RSUs	1.1
PBGC	3.19(i)
Permit	1.1
Permitted Lien	1.1
Person	1.1
Pro Rata Share	1.1
Purchase Price Adjustment Statement	2.10(a)
Real Property	3.11(b)
Registration Rights Agreement	Recitals
Regulation	1.1
Regulation D	6.14(a)
Relevant Persons	10.7
Requisite Stockholder Vote	3.4
Resolved Claim Notice	9.4(b)
Restricted Shares	6.20
Restricted Stock	1.1
Retained Escrow Consideration	2.9(b)(i)
Retained Escrow Excess	2.9(c)
SEC	1.1
Second Step Merger	6.4(c)
Securities Act	1.1
Stock-Based Rights	3.3(c)
Stockholder Consents	Recitals
Stockholder Parties	Preamble
Stockholders Agent	9.9(a)
Subsidiary	1.1
Surviving Corporation	2.1
Support Agreements	Recitals
Systems	1.1
Takeover Statutes	3.22
Tax Return	1.1
Taxes	1.1
Third-Party Claim	9.5
Threatened	1.1
Threshold	9.6(a)
Total Outstanding Shares	1.1
Transaction Agreements	1.1
280G Approval	6.3(d)
2006 Retention Cash Bonus Plan	1.1
Unilateral Resolved Claim Notice	9.4(b)
WARN	3.18(b)

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of November 3, 2006 (the “Agreement”) among Google Inc., a Delaware corporation (“Parent”), Snowmass Holdings Inc., a Delaware corporation (“Merger Sub”), YouTube, Inc., a Delaware corporation (the “Company”), and each of the stockholders of the Company listed on the signature pages hereof (collectively, the “Stockholder Parties”).

RECITALS:

WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of its stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub and the Company have previously entered into an Agreement and Plan of Merger, dated as of October 9, 2006 (the “Effective Date”, and such agreement, the “Original Agreement”), which they desire to amend and restate to effect certain changes with respect to the terms of such acquisition and their agreements with respect thereto, effective as of the date hereof;

WHEREAS, the Boards of Directors of Merger Sub and the Company have each approved the merger (the “Merger”) of Merger Sub with and into the Company, in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”) and subject to the conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has unanimously (i) approved and declared the Merger advisable upon the terms and subject to the conditions set forth in this Agreement and (ii) recommended the adoption of this Agreement and approval of the Merger by the stockholders of the Company;

WHEREAS, concurrently with execution and delivery of this Agreement and as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, each of the Stockholder Parties has executed and delivered a voting agreement and proxy with respect to all shares of Common Stock and Preferred Stock owned by them or which they have the right to vote in favor of the adoption of this Agreement and approval of the Merger, substantially in the form of Exhibit A hereto (collectively, the “Support Agreements”);

WHEREAS, immediately following the execution and delivery of this Agreement, it is anticipated that each of the Stockholder Parties will execute and deliver to the Company, and the Company shall thereafter deliver to Parent, a true, correct and complete copy of an Action by Written Consent, in the form attached as an exhibit to the Support Agreements, providing for the adoption of this Agreement and approval of the Merger (the “Stockholder Consents”);

WHEREAS, concurrently with execution and delivery of the Original Agreement and as a condition to the willingness of, and an inducement to, the Company and the Stockholder

Parties to enter into this Agreement, Parent and the Company Stockholders have executed and delivered the Registration Rights Agreement, substantially in the form of Exhibit B hereto (the “Registration Rights Agreement”), which shall be effective only at and as of the Effective Time;

WHEREAS, concurrently with execution and delivery of the Original Agreement and as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, each of the Founders has executed and delivered a non-competition agreement, substantially in the form of Exhibit C hereto, each of which shall be effective only at and as of the Effective Time; and

WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a “reorganization” pursuant to the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend, by executing this Agreement, to adopt a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and Proposed Treasury Regulation Section 1.368-3.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Definitions. The following are the definitions of certain defined terms used in this Agreement:

“Action” means any claim, suit, action, arbitration, cause of action, complaint, criminal prosecution or proceeding, whether at law or at equity, before or by any Court or Governmental Authority, any arbitrator or other tribunal.

“Affiliate” means, with respect to a Person, another Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such first Person. For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by Contract or credit arrangements or otherwise.

“Aggregate Share Consideration” means the quotient of (x) (i) $1,650,000,000 minus (ii) the aggregate amount of any principal and interest outstanding under any Bridge Note as of the Effective Time (but excluding any such principal amounts (and any interest relating thereto) that the Company and Parent mutually agree in writing prior to the loan or advancement of such principal amount shall be excluded) divided by (y) the Parent Closing Price.

“beneficial owner” (including the terms “beneficial ownership” and “to beneficially own”) with respect to a Person’s ownership of any securities means such Person or any of such Person’s Affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) who is deemed to beneficially own, directly or indirectly, such securities within the meaning of Rule 13d-3 under the Exchange Act.

“Bridge Note” means any promissory note issued by the Company payable to Parent or Merger Sub with respect to amounts loaned or advanced by Parent or Merger Sub to the Company during the period on or after the Effective Date and prior to the Effective Time.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to be closed in either New York, New York or San Francisco, California.

“Closing Date” means the second Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE 7 (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions on the Closing Date), or such other date as the parties hereto agree in writing.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents or any Contract; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Disclosure Schedule” means a schedule as of the Effective Date delivered by the Company to Parent concurrently with the execution of the Original Agreement, which, among other things, will identify exceptions and other matters with respect to the representations, warranties and covenants of the Company contained in certain sections and subsections of this Agreement; provided, however, that the disclosure set forth in a specific section or subsection of the Company Disclosure Schedule shall also qualify the representations, warranties or covenants set forth in any other sections or subsections of this Agreement (whether or not a specific cross-reference is included therein) if and to the extent that it is reasonably apparent on the face of such disclosure that such disclosure applies to such other sections or subsections.

“Company Material Adverse Effect” means any event, change, condition or circumstance that has had, or would reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the business, operations, properties, assets, rights, liabilities, condition (financial or otherwise) or results of operations of the Company; provided, however, that no event, change, condition or circumstance (by itself or when aggregated with any other events, changes, conditions or circumstances) to the extent resulting from any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no event, change, condition or circumstance (by itself or when aggregated with any other such events, changes, conditions or circumstances) to the extent resulting from any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (i) changes in applicable law, GAAP or international accounting standards; (ii) general economic (including financial, banking and/or securities markets), regulatory or political conditions to the extent that they that do not disproportionately affect the Company in any material respect relative to similarly situated participants in the industry in which the Company operates; (iii) compliance by the Company with the terms and conditions of this Agreement (other than actions taken in the Ordinary Course of Business), or changes resulting from the Company’s failure to take any action as a result of prohibitions and restrictions set forth in this Agreement; (iv) the announcement or pendency of the transactions contemplated by this Agreement; (v) acts of terrorism or war to the extent that they do not disproportionately affect the Company in any material respect relative to similarly situated participants in the industry in which the Company operates; (vi) any Action brought by any stockholders of the Company (other than the Stockholder Parties), on their own behalf or on behalf of the Company, arising out of or in connection with the transactions contemplated by this Agreement or (vii) the items set forth in Section 1.1(a) of the Company Disclosure Schedule.

“Company Option Plan” means the YouTube, Inc. 2005 Stock Plan, as amended.

“Company Options” means options to purchase shares of Company Common Stock.

“Company Preferred Stock” means the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Company RSUs” means restricted stock units for shares of Company Common Stock.

“Company Series A Preferred Stock” means the Series A Preferred Stock, $0.001 par value per share, of the Company.

“Company Series B Preferred Stock” means the Series B Preferred Stock, $0.001 par value per share, of the Company.

“Company Stock” means the Company Common Stock and Company Preferred Stock.

“Company Stockholders” means the holders of shares of Company Common Stock and Company Preferred Stock.

“Company Transaction Expenses” means all costs, fees and expenses incurred (whether or not invoiced) by the Company in connection with all efforts to sell the Company or its business, whether to Parent or any other party, including preparation and due diligence, and in connection with this Agreement and the other Transaction Agreements and any other documents prepared or delivered in connection therewith, and the transactions contemplated hereby and thereby, including fees and expenses of advisors, investment bankers, lawyers and accountants arising out of, relating to or incidental to the discussion, evaluation, financing, negotiation and documentation of the transactions contemplated hereby and thereby.

“Company Warrants” means warrants to purchase shares of Company Stock.

“Consent” means any consent, approval, notification, registration, waiver or other similar action.

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, license, lease, promise, instrument, or other similar understanding, whether written or oral, in each case that is legally binding as of the date in question.

“Copyright Action” means any Action filed or otherwise instituted in any Court against the Company, Parent or any of their respective Subsidiaries with respect to copyright infringement and related matters (including, for the avoidance of doubt, any similar or related claims made in connection with such copyright infringement Action) with respect to www.youtube.com (“Company Site”).

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof.

“Damages” means all damages, losses, payments, amounts paid in settlement, obligations, fines, penalties and expenses and other costs (including reasonable and documented fees and expenses of attorneys, accountants and other professional advisors and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding).

“Enforceable” means, with respect to a Contract, that such Contract is the legal, valid, and binding obligation of the applicable Person, enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or affecting the rights of creditors, and general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

“Environmental, Health and Safety Requirements” means all Orders and Laws concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now in effect.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (x) the Aggregate Share Consideration, by (y) Total Outstanding Shares.

“Founders” means Chad M. Hurley and Steve S. Chen.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, provincial or foreign government.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) all indebtedness (whether or not contingent) for borrowed money, (ii) all obligations (contingent or otherwise) for the deferred purchase price of assets, property or services (other than current trade payables incurred in the Ordinary Course of Business), (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property, (v) all obligations, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (vi) all obligations under any currency, interest rate or other hedge agreement or any other hedging arrangement, (vii) all direct or indirect guarantee, support or keep well obligations in respect of obligations of the kind referred to in clauses (i) through (vi) above, and (viii) all obligations of the kind referred to in clauses (i) through (vii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and Contract rights) owned by the Company, whether or not the Company has assumed or become liable for the payment of such obligation.

“Indemnified Copyright Action” has the meaning set forth in Section 1.1(b) of the Company Disclosure Schedule.

“Intellectual Property” means all U.S. and foreign intellectual property rights, arising under any of the following: (i) patents and patent applications; (ii) trade secret rights or corresponding rights and rights in information with respect to confidential technology, inventions, discoveries, processes, designs and know-how; (iii) copyrights, neighboring rights, moral rights, rights against bootlegging, and corresponding rights throughout the world; including in copyrightable works (including rights in Systems, Documentation and related items, graphics, audiovisual works, photography and advertising and promotional materials); (iv) rights in trademarks, trade names, service marks, brand names, corporate names, domain names, logos, trade dress and other source indicators; (v) rights of privacy and publicity; and (vi) all similar, corresponding or equivalent rights throughout the world.

“Knowledge” or “knowledge” means the actual knowledge of, with respect to any of the representations and warranties set forth in ARTICLE 3, the Persons identified in Section 1.1(c) of the Company Disclosure Schedule.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now in effect.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Lien” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or otherwise acquire any interest or any claim, restriction, covenant, title defect or limitation, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).

“Merger Sub Common Stock” means the common stock, $0.01 par value per share, of Merger Sub.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, approval, award, judgment, injunction, or other similar determination or finding issued, granted or made by any Governmental Authority or Court.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice of the relevant Person and its Subsidiaries.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, articles of association, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Outstanding Claim” means the amount in dollars of any Indemnification Claim made by any Parent Indemnified Party pursuant to ARTICLE 9 that shall be outstanding and unresolved, or resolved in whole or in part in favor of the Parent Indemnified Party but not yet paid.

“Parent Closing Price” means the average daily closing price of a share of Parent Common Stock for the thirty (30) consecutive trading day period ending two trading days prior to the Effective Time (with the closing price for each day being the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which such securities are listed and admitted to trading, or, if not listed and admitted to trading on any such exchange on the Nasdaq Global Select Market, or if not quoted on the Nasdaq Global Select Market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose).

“Parent Common Stock” means the Class A Common Stock, par value $0.001 per share, of Parent.

“Parent Material Adverse Effect” means any event, change, condition or circumstance that has had, or would reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the business, operations, properties, assets, rights, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that no event, change, condition or circumstance (by itself or when aggregated with any other events, changes, conditions or circumstances) to the extent resulting from any of the following shall be deemed to be or constitute a “Parent Material Adverse Effect,” and no event, change, condition or circumstance (by itself or when aggregated with any other such events, changes, conditions or circumstances) to the extent resulting from any of the following shall be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or may, would or could occur: (i) changes in applicable law, GAAP or international accounting standards; (ii) general economic (including financial, banking and/or securities markets), regulatory or political conditions to the extent that they that do not disproportionately affect Parent and its Subsidiaries in any material respect relative to similarly situated participants in the industry in which Parent operates; (iii) compliance by Parent with the terms and conditions of this Agreement (other than actions taken in the Ordinary Course of Business), or changes resulting from Parent’s failure to take any action as a result of prohibitions and restrictions set forth in this Agreement; (iv) the announcement or pendency of the transactions contemplated by this Agreement; (v) acts of terrorism or war to the extent that they do not disproportionately affect Parent and its Subsidiaries in any material respect relative to similarly situated participants in the industry in which Parent operates; or (vi) any Action brought by any stockholders of Parent, on their own behalf or on behalf of Parent, arising out of or in connection with the transactions contemplated by this Agreement.

“Parent RSUs” means restricted stock units for shares of Parent Common Stock.

“Permit” means any license, permit, order, consent, approval, registration, authorization, qualification or filing with and under all Laws and Governmental Authorities and all industry or other non-governmental self-regulatory organizations.

“Permitted Lien” means any of the following: (i) statutory liens for Taxes, which are not yet due and payable, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws and (vi) liens imposed on the underlying fee interest in leased property.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, association, joint stock company, trust, trustee, entity, joint venture, labor organization, unincorporated organization, Governmental Authority, executor, administrator or other legal representative.

“Pro Rata Share” means, with respect to each Company Stockholder, the product obtained by multiplying (x) the aggregate number of Escrow Shares, by (y) a fraction, the numerator of which is the aggregate number of shares of Parent Common Stock issued to such Company Stockholder pursuant to Section 2.6(b) of this Agreement (without taking into account the deduction of any portion of the Escrow Shares to be deposited with the Escrow Agent on behalf of such Company Stockholder pursuant to this Agreement in respect of such Company Stockholder’s shares of Company Stock), and the denominator of which is the sum of (x) the aggregate number of shares of Parent Common Stock issued or issuable to Company Stockholders pursuant to Section 2.6(b) of this Agreement (without taking into account the deduction of any portion of the Escrow Shares), minus (y) all shares of Restricted Stock that are forfeited prior to the one year anniversary of the Closing Date; provided, however, that the Pro Rata Share of each Company Stockholder may be adjusted from time to time to reflect appropriately any adjustments contemplated by this Agreement.

“Regulation” means any rule, regulation, policy or interpretation of any Governmental Authority having the effect of Law.

“Restricted Stock” means all unvested shares of Company Common Stock issued upon exercise of Company Options, and any other shares of Company Stock subject to forfeiture under any Contract between an employee and the Company.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other entity in which such Person (and/or one or more Subsidiaries of such Person) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest or similar position in such entity.

“Systems” means software, firmware, middleware, applications, code, databases, systems, networks, circuits and websites.

“Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, profits, estimated, gross receipts, windfall profits, severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, transfer, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, or any other tax, custom, duty or governmental fees or other taxes, including any interest, penalties, fines or additions attributable thereto, whether disputed or not.

“Tax Return” means any return, report, estimate, declaration, information return or other document (including any related, attached or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

“Threatened” means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), that would lead a prudent person to reasonably conclude that a cause of Action is likely to be asserted, commenced, taken, or otherwise initiated.

“Total Outstanding Shares” means the sum of (x) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time (including all shares of Restricted Stock), plus (y) the aggregate number of shares of Company Common Stock issuable upon the conversion of all shares of Company Preferred Stock outstanding immediately prior to the Effective Time (including all shares of Restricted Stock), plus (z) the aggregate number of shares of Company Common Stock issuable upon the exercise or conversion in full of all Company Options, Company Warrants and any other Commitment to purchase or otherwise acquire shares of Company Stock outstanding immediately prior to the Effective Time (including upon vesting of Company RSUs), in each case whether or not currently exercisable, convertible or vested; provided, however, that “Total Outstanding Shares” shall not include (i) any shares of Company Stock otherwise issuable upon the exercise of Company Options and Company Warrants that are unvested as of immediately prior to the Effective Time but cancelled as of the Effective Time (or will be automatically cancelled within three months thereafter pursuant to the post-termination “tail” exercise period thereof without the ability or right to exercise prior to such termination), or (ii) any shares of Company Stock otherwise issuable upon the conversion of that certain convertible note set forth in Section 3.3(a)(ii) of the Company Disclosure Schedule.

“Transaction Agreements” means, collectively, the Support Agreements, the Registration Rights Agreement, the Escrow Agreement and the Non-Competition Agreements.

“2006 Retention Cash Bonus Plan” means the Company bonus plan described on Schedule 1.1(d) hereto.

1.2 General Interpretive Principles. The name assigned to this Agreement and the article, Section and subsection captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the Company Disclosure Schedule, the Parent Disclosure Letter and Exhibits hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement. Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. For purposes of this Agreement, the words,

“include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” For purposes of this Agreement (other than ARTICLE 2 hereof), references to the “Company” shall be deemed to include the Company’s Subsidiaries. Unless stated otherwise, the terms “dollars” and “$” shall mean United States dollars.

ARTICLE 2

THE MERGER

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with Section 251 of the DGCL, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease, and (c) the Company shall, as the surviving corporation in the Merger, continue its existence under Delaware law as a wholly owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or such later date and time as may be specified in such filing by mutual agreement of Parent, Merger Sub and the Company, being the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, purposes, and powers and debts, duties, and liabilities of the Company.

2.4 Certificate of Incorporation; Bylaws. The Certificate of Incorporation of the Company at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law. The bylaws of the Company at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with applicable Law.

2.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and bylaws. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

2.6 Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

(a) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of the Surviving Corporation.

(b) Conversion of Company Stock.

(i) Each share of Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.6(f) and any Dissenting Shares) pursuant to the terms thereof will be deemed converted to Company Common Stock and such Company Common Stock will be automatically converted (subject to Section 2.6(h)) into the right to receive such number of shares of Parent Common Stock as is equal to the Exchange Ratio, upon surrender of the certificate representing such share of Series A Preferred Stock in the manner provided in Section 2.8 and subject to the deposit of the Escrow Shares pursuant to Section 2.9.

(ii) Each share of Series B Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.6(f) and any Dissenting Shares) pursuant to the terms thereof will be deemed converted to Company Common Stock and such Company Common Stock will be automatically converted (subject to Section 2.6(h)) into the right to receive such number of shares of Parent Common Stock as is equal to the Exchange Ratio, upon surrender of the certificate representing such share of Series B Preferred Stock in the manner provided in Section 2.8 and subject to the deposit of the Escrow Shares pursuant to Section 2.9.

(iii) Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.6(f) and any Dissenting Shares), will be automatically converted (subject to Section 2.6(h)) into the right to receive such number of shares of Parent Common Stock as is equal to the Exchange Ratio, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.8 and subject to the deposit of the Escrow Shares pursuant to Section 2.9. The shares of Parent Common Stock exchangeable for any shares of Restricted Stock will continue to have, and be subject to, the same terms and conditions as the Restricted Stock, including with regards to vesting.

(iv) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 2.6(g).

(c) Company Options. Unless the terms of an agreement evidencing a Company Option or the provisions of the Company Option Plan applicable to a Company Option provide otherwise, each Company Option that is issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, will be assumed by Parent and converted into an option to purchase Parent Common Stock (“Assumed Company Options”). Each Company Option so assumed and converted will continue to have, and be subject to, the same terms and conditions, except that (i) each converted Company Option shall be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such converted Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio (rounded up to the nearest whole cent); provided, however, that the terms of each of the Company Options will provide (x) for an equitable adjustment in the event that any Escrow Shares are delivered by the Escrow Agent to a Parent Indemnified Party so that the holder of such Company Option will bear a pro rata portion (relative to the Total Outstanding Shares) of the aggregate indemnifiable Damages giving rise to such delivery of Escrow Shares and (y) upon exercise of such Company Option, a portion of the Parent Common Stock issued upon such exercise (equal to the portion of Company Stock then held in the Escrow Account relative to the number of shares of Parent Common Stock previously delivered to the Company Stockholders pursuant to this Agreement) will be retained by Parent in escrow and transferred to either Parent or the holder of such Company Option, as applicable, at the same time and in the same relative proportion as the Escrow Shares are transferred out of the Escrow Account. The conversion of Company Options provided for in this Section 2.6(c) with respect to any Company Options that are “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code and otherwise in a manner intended to preserve incentive stock option treatment to the extent permitted by applicable law.

(d) Company Warrants.

(i) All Company Warrants that pursuant to their terms do not provide for assumption of such Company Warrants in connection with the Merger shall be cancelled at the Closing. Prior to the Effective Time, the Company shall take all actions necessary to effect the transactions anticipated by this Section 2.6(d) under all Company Warrant agreements, including delivering all notices required thereby. Within five (5) Business Days following the Effective Date, the Company shall notify the holders of such Company Warrants, which such notice shall be in compliance with the terms of such Company Warrants and shall specify the vested and unvested portions thereof, that such Company Warrants will be cancelled at the Closing. Materials to be submitted to the holders of Company Warrants in connection with the notice required under this Section 2.6(d) shall be subject to review and reasonable approval by Parent.

(ii) All Company Warrants that pursuant to their terms provide for assumption of such warrant in connection with the Merger (the “Assumed Warrants”)

shall be assumed by Parent and converted into a warrant to purchase Parent Common Stock. Each Assumed Company Warrant will continue to have, and be subject to, the same terms and conditions (including with respect to vesting), except that (A) each Assumed Company Warrant shall be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share) and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Company Warrant shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio (rounded up to the nearest whole cent); provided, however, that the terms of each of the Company Warrants will provide (x) for an equitable adjustment in the event that any Escrow Shares are delivered by the Escrow Agent to a Parent Indemnified Party so that the holder of such Company Warrant will bear a pro rata portion (relative to the Total Outstanding Shares) of the aggregate indemnifiable Damages giving rise to such delivery of Escrow Shares and (y) upon exercise of such Company Warrant, a portion of the Company Stock issued upon such exercise (equal to the portion of Escrow Shares then held in the Escrow Account relative to the number of shares of Parent Common Stock previously delivered to the Company Stockholders pursuant to this Agreement) will be retained by Parent in escrow and transferred to either Parent or the holder of such Company Warrant, as applicable, at the same time and in the same relative proportion as the Escrow Shares are transferred out of the Escrow Account.

(e) Company RSUs. Each Company RSU that is issued and outstanding immediately prior to the Effective Time will be assumed by Parent and converted (subject to Section 2.6(h)) into a Parent RSU for that number of shares of Parent Common Stock as is equal to the Exchange Ratio (“Assumed Company RSUs”), provided, however, that the terms of each Parent RSU will provide (i) for an equitable adjustment in the event that any Escrow Shares are delivered by the Escrow Agent to a Parent Indemnified Party so that the holder of such Parent RSU will bear a pro rata portion (relative to the Total Outstanding Shares) of the aggregate indemnifiable Damages giving rise to such delivery of Escrow Shares and (ii) upon vesting of such Parent RSU, a portion of the Parent Common Stock issued (equal to the portion of Company Stock then held in the Escrow Account relative to the number of shares of Parent Common Stock previously delivered to the Company Stockholders pursuant to this Agreement) will be retained by Parent in escrow and transferred to either Parent or the holder of such Parent RSU, as applicable, at the same time and in the same relative proportion as the Escrow Shares are transferred out of the Escrow Account. Each Parent RSU will continue to have, and be subject to, the same terms and conditions as the Company RSU, including with regards to vesting.

(f) Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Stock held by the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each former holder of shares of Company Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), receive from Parent an amount of cash in dollars (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes with respect to the shares represented by such certificate as contemplated by Section 2.11(b), which are required to be withheld with respect thereto, equal to the product of (i) such fraction, multiplied by (ii) the closing sale price of one share of Parent Common Stock as quoted on the Nasdaq Global Select Market for the trading day that is one trading day prior to the Closing Date.

(h) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Stock occurring on or after the Effective Date and prior to the Effective Time.

2.7 Appraisal

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal, dissenters’ or similar rights for such shares under the DGCL or under Chapter 13 of the California Corporations Code (“California Law”), as applicable (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive Parent Common Stock as set forth in Section 2.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by DGCL and California Law.

(b) Notwithstanding the provisions of Section 2.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights under the DGCL and California Law, as applicable, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Stock, as applicable, set forth in Section 2.6, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL or California Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement (“Dissenting Share Payments”), Parent shall be entitled to recover the amount of such Dissenting Share Payments pursuant to ARTICLE 9 hereof.

2.8 Exchange of Certificates.

(a) Exchange Procedures. No later than promptly after the Effective Time, Parent shall mail to each holder of record of a certificate or certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.6(b), cash in lieu of any fractional shares pursuant to Section 2.6(g) and any dividends or other distributions pursuant to Section 2.8(b), (i) a letter of transmittal in customary form (which shall include a joinder provision pursuant to which the signatory thereto shall agree to be bound by the provisions set forth in ARTICLE 9 hereof) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Certificates for cancellation to Parent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent (including any required Form W-9 or Form W-8), the holders of such Certificates shall be entitled to receive in exchange therefor (x) certificates representing the number of whole shares of Parent Common Stock (after aggregating all Certificates surrendered by such holder) into which such holder is entitled pursuant to Section 2.6(b), less the number of shares of Parent Common Stock to be deposited in the Escrow Account pursuant to Section 2.9, (y) a check in the amount of dollars in lieu of fractional shares that such holders have the right to receive pursuant to Section 2.6(g) and (z) any dividends or distributions payable pursuant to Section 2.8(b), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.6(b), an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.6(g) and any dividends or distributions payable pursuant to Section 2.8(b). No interest will be paid or accrued on any cash payable in lieu of fractional shares of Parent Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and cash payable in lieu of fractional shares may be issued to a transferee if the Certificate representing such shares of Company Stock is presented to Parent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, Parent shall deliver to the record holders thereof, without interest, (i) promptly after such surrender, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.6(g) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of Parent Common Stock represented thereby, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(c) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, Parent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Stock represented by such Certificates were converted pursuant to Section 2.6(b), cash for fractional shares, if any, as may be required pursuant to Section 2.6(g) and any dividends or distributions payable pursuant to Section 2.8(b).

(d) No Further Ownership Rights in Company Stock. All shares of Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and dividends or other distributions with respect to Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE 2.

(e) Liability. Notwithstanding anything to the contrary in this Section 2.8, neither Parent, the Company, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.9 Escrow Account.

(a) Subject to Section 2.9(b), at the Closing, Parent shall deliver, and the Company Stockholders shall be deemed to have received and deposited, a certificate or certificates representing twelve and one-half percent (12.5%) of the Aggregate Share Consideration issuable in the Merger in respect of all shares of Company Stock pursuant to Section 2.6(b) (the “Escrow Shares”) to a non-interest bearing escrow account (the “Escrow Account”) to be established by Parent with an escrow agent to be designated by Parent and approved by the Company prior to the Closing (the “Escrow Agent”), to be held by the Escrow Agent pursuant to the terms of an escrow agreement, in substantially the form attached hereto as Exhibit D together with such other modifications as shall be required by the Escrow Agent that are reasonably satisfactory to Parent and the Stockholders Agent (the “Escrow Agreement”). Each Company Stockholder shall be deemed to have deposited into the Escrow Account such Company Stockholder’s Pro Rata Share of the Escrow Shares, and such shares shall be deducted from the shares of Parent Common Stock otherwise issuable to each such Company Stockholder pursuant to Section 2.6. Such Escrow Shares shall provide security for the satisfaction of claims for indemnification made by the Parent Indemnified Parties pursuant to ARTICLE 9 (subject to the exceptions set forth in Section 9.6). Any fees and expenses of the Escrow Agent shall be paid by Parent. The Escrow Shares shall be retained in the Escrow Account until released pursuant to this Section 2.9 or Section 9.3. During the period in which the Escrow Shares are retained in the Escrow Account, they will be held for the benefit of the Company Stockholders

(and the Company Stockholders shall be entitled to receive cash dividends on, and vote, such shares of Parent Common Stock), unless and until and to the extent it has been determined that any Parent Indemnified Party is entitled to retain any of the Escrow Shares in respect of indemnification claims pursuant to ARTICLE 9. In the event that a Company Stockholder holds Restricted Stock at the Effective Time, then the shares of Parent Common Stock to be issued in the Merger in respect of such Company Stockholder’s shares of Company Stock which are not Restricted Stock shall be withheld and deposited in Escrow Account first and, thereafter, any shares of Parent Common Stock to be issued in the Merger in respect of such Company Stockholder’s Restricted Stock shall be withheld and deposited in escrow to the extent necessary to satisfy such Company Stockholder’s escrow deposit obligations in this Section 2.9 (it being understood and hereby agreed that any Escrow Shares so deposited in escrow which are restricted shall vest prior to any restricted shares of Parent Common Stock held by such Company Stockholder that are not so deposited in escrow). The release of any Escrow Shares in satisfaction of any indemnification obligations under ARTICLE 9 shall be made, with respect to each Company Stockholder, first with any Escrow Shares then being held in Escrow Account that are not restricted and then, if such Escrow Shares are insufficient to satisfy such indemnification obligation and only to the extent of such insufficiency, with Escrow Shares that are restricted. In the event that a Person holds Assumed Company Options and/or Assumed Company RSUs at the Effective Time, then a portion of the Company Stock issued upon the exercise thereof shall be withheld and deposited in the Escrow Account to the extent necessary to satisfy such holder’s escrow deposit obligations as a Company Stockholder set forth in this Section 2.9.

(b) Within two (2) Business Days following the one-year anniversary of the Closing (the “Initial Escrow Release Date”), Parent and the Stockholders Agent shall each instruct the Escrow Agent in writing to take the following actions:

(i) The Escrow Agent shall be instructed to retain aggregate Escrow Shares with a value (valuing such Escrow Shares at the Parent Closing Price) that is equal to the sum of the aggregate Outstanding Claims at such time, if any (or such lesser amount of Escrow Shares as shall be remaining in the Escrow Account at such time) (collectively, the “Retained Escrow Consideration”).

(ii) With respect to the Escrow Shares, if any, that are in excess of the Retained Escrow Consideration, the Escrow Agent shall be instructed to promptly (and, in any event, no later than two (2) Business Days after delivery of such instructions) deliver all of such Escrow Shares to the Company Stockholders in proportion to their respective Pro Rata Shares.

(c) In the event and to the extent that after the Initial Escrow Release Date (i) any Outstanding Claim, a Notice of Claim for which was delivered prior to the Initial Escrow Release Date, is resolved against the relevant Parent Indemnified Party(ies) (such amount, a “Company Favorable Outcome”) and (ii) the value of the Retained Escrow Consideration (valuing such Escrow Shares at the Parent Closing Price) exceeds the aggregate Outstanding Claims at such time, after giving effect to such Company Favorable Outcome (such excess, if any, the “Retained Escrow Excess”), each of Parent and the Stockholders Agent shall promptly instruct the Escrow Agent in writing to forthwith promptly (and, in any event, no later than two (2) Business Days after delivery of such instructions) distribute all of such Retained Escrow Excess to the Company Stockholders in proportion to their respective Pro Rata Shares.

(d) In the event and to the extent that after the Initial Escrow Release Date any Outstanding Claim, a Notice of Claim for which was delivered prior to the Initial Escrow Release Date, is resolved in favor of the relevant Parent Indemnified Party(ies), each of Parent and the Stockholders Agent shall promptly instruct the Escrow Agent in writing to promptly (and, in any event, no later than two (2) Business Days after delivery of such instructions) deliver Retained Escrow Consideration to such Parent Indemnified Party(ies) in the manner set forth in Section 9.4.

2.10 Adjustment Provisions.

(a) No later than fifteen (15) Business Days following the one-year anniversary of the Closing, Parent shall prepare and deliver to the Stockholders Agent a statement (the “Purchase Price Adjustment Statement”) setting forth the Adjusted Exchange Ratio, calculated as set forth below. Parent shall make available to the Stockholders Agent all relevant books and records relating to the Purchase Price Adjustment Statement upon reasonable prior request. For purposes of this Section 2.10:

“Adjusted Exchange Ratio” means the quotient obtained by dividing (x) the Aggregate Share Consideration, by (y) the Adjusted Total Outstanding Shares.

“Adjusted Total Outstanding Shares” means (x) the Total Outstanding Shares, minus (y) all Forfeited Shares.

“Forfeited Shares” means the sum of (x) all shares of Restricted Stock that were outstanding immediately prior to the Effective Time that (i) prior to the one year anniversary of the Closing Date were forfeited to the Company following the termination of the relevant holder’s employment, and (ii) were not Escrow Shares or, if they were Escrow Shares, would have been released from the Escrow Account to the relevant holder on the one-year anniversary of the Closing Date, plus (y) all Company Options and Company RSUs that were outstanding immediately prior to the Effective Time and that were terminated (and not exercised) before the one-year anniversary of the Closing Date.

(b) If the Adjusted Exchange Ratio is greater than the original Exchange Ratio, then (i) Parent shall, as promptly as practicable, issue an additional number of shares of Parent Common Stock with respect to each share of Company Stock that was outstanding immediately prior to the Effective Time to the holders thereof at such Effective Time equal in amount to (x) the number of shares of Parent Common Stock that would have been issuable at the Effective Time with respect to such share of Company Stock if the Exchange Ratio had been equal to the Adjusted Exchange Ratio, minus (y) the number of shares of Parent Common Stock issued at the Effective Time (and including any fractional shares in lieu of which cash was issued pursuant to Section 2.6(g) with respect to such share of Company Stock) with respect to such share of Company Stock, (ii) the number of shares of Parent Common Stock issuable pursuant to each Assumed Company Option and Assumed Company RSU shall be adjusted to equal that number that it would have equaled if the Exchange Ratio had been equal to the Adjusted

Exchange Ratio, and (iii) Parent shall issue to each holder of an Assumed Company Option and an Assumed Company RSU as of the Effective Time who exercised such Assumed Company Option or whose Assumed Company RSU vested, as the case may be, prior to the effective time of such adjustment a number of shares of Parent Common Stock equal in amount to (A) the number of shares of Parent Common Stock that would have been issuable upon such prior exercise of such Assumed Company Option or the vesting of such Assumed Company RSU, as the case may be, had the number of shares of Parent Common Stock issuable upon such exercise or vesting event been calculated after giving effect to the adjustment provided in clause (ii) of this Section 2.10(b), minus (B) the number of shares of Parent Common Stock previously issued upon such exercise or vesting event. Any shares of Parent Common Stock issued pursuant to this clause (iii) shall be subject to the same forfeiture, transfer and repurchase provisions that are applicable to the shares of Parent Common Stock issued at the relevant time of exercise. No fraction of a share of Parent Common Stock will be issued pursuant to this Section 2.10 and in lieu thereof, a cash payment shall be made using the methodology set forth in Section 2.6(g).

2.11 Tax Consequences and Withholding.

(a) Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that the exchange of Company Stock for the Aggregate Share Consideration pursuant to Section 2.6 shall be treated as an exchange described in Section 354(a) of the Code. The parties hereto shall comply with all tax filing requirements under Sections 368 and 354 of the Code and shall not make any tax filing that is inconsistent with the foregoing intent. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and Proposed Treasury Regulation Section 1.368-3(a).

(b) Withholding. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any former Company Stockholder, holder of Company Warrants, or holder of Company Options such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable law. To the extent such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.12 Further Assurances. If, at any time before or after the Effective Time, the Company or Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE FOUNDERS

Except as set forth in the Company Disclosure Schedule (it being understood and hereby agreed that the disclosure set forth in a specific section or subsection of the Company Disclosure Schedule shall qualify the representations and warranties set forth in the corresponding section and subsection of this ARTICLE 3 and any other representations and warranties set forth in any other sections or subsections of this ARTICLE 3 (whether or not a specific cross-reference is included therein) if and to the extent that it is reasonably apparent on the face of such disclosure that such disclosure applies to such other sections or subsections), the Company and each of the Founders hereby represents and warrants, severally and not jointly, to Parent and Merger Sub as follows:

3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under Delaware law and has all the requisite corporate power and authority, and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, waivers, qualifications, certificates, Orders and approvals (collectively, “Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted other than those Approvals the failure of which to have would not result in a Company Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except as would not have a Company Material Adverse Effect. Section 3.1(a) of the Company Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise has conducted its business since inception. Section 3.1(a) of the Company Disclosure Schedule lists the directors and officers of the Company as of the Effective Date.

(b) The Company has no Subsidiaries.

(c) The Company does not own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

(d) There is no pending or, to the Knowledge of the Company, Threatened Action for the dissolution, liquidation, insolvency or rehabilitation of the Company.

3.2 Certificate of Incorporation and Bylaws. The Company has heretofore furnished to Parent a true and complete copy of its Certificate of Incorporation and bylaws, as modified, supplemented, amended or restated to the Effective Date. Such Certificate of Incorporation and bylaws are in full force and effect, and no other organizational documents are applicable to or binding upon the Company. None of such Certificate of Incorporation or bylaws restricts or limits the ability of the holders of Company Stock to act by written consent in lieu of a meeting.

3.3 Capitalization.

(a) As of the Effective Date, the authorized capital stock of the Company consists of (i) 25,000,000 shares of Company Common Stock, of which 12,454,000 shares are issued and outstanding and 1,251,700 shares are duly reserved for future issuance pursuant to outstanding Company Options (the “Outstanding Company Options”), (ii) 5,100,000 shares of Company Series A Preferred Stock, of which 5,085,714 shares are issued and outstanding; and (iii) 2,060,000 shares of Company Series B Preferred Stock, of which 2,000,000 shares are issued and outstanding. Each share of Company Series A Preferred Stock is convertible on a 1:1 basis into Company Common Stock and each share of Company Series B Preferred Stock is convertible on a 1:1 basis into Company Common Stock. None of the outstanding shares of Company Stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal or offer, preemptive right, subscription right or any similar right. All Outstanding Company Options were granted under the Company Option Plan. Section 3.3(a) of the Company Disclosure Schedule sets forth a correct and complete list of (i) each holder of Company Stock and the number of shares of Company Stock held by such holder and the extent to which such Company Stock is subject to vesting or forfeiture and the vesting schedule (if any) and (ii) each Company Option and other right to purchase Company Stock or other capital stock of the Company, if any, outstanding as of the Effective Date, together with the number of shares of Company Stock or any other capital stock of the Company subject to such option, warrant or right, the extent to which such option, warrant or right is vested and/or exercisable, the date of grant or issuance, the exercise price (and, in the case of Company Options, whether such option is a non-qualified stock option or intended to be an incentive stock option), and the vesting schedule and expiration date of each such option, warrant and right, and the total number of such options, warrants and rights. Each Company Option was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the Department of Treasury regulations and other interpretive guidance issued thereunder) of the Common Stock underlying such Company Option on the grant date thereof and was otherwise issued in compliance with all applicable Laws. There are no Company Options for any class of Company Stock other than Common Stock. Except as set forth above, no shares of voting or non-voting capital stock, other Equity Interests, or other voting securities of the Company are issued, reserved for issuance or outstanding. No Company Option shall entitle the holder thereof to receive anything after the Merger in respect of such Company Option except as provided in this Agreement. All outstanding shares of Company Stock are, and all shares which may be issued upon the exercise of Company Options will be, duly authorized, validly issued, fully paid and nonassessable and not subject to any purchase option, call option, right of first refusal or offer, preemptive right, subscription right or similar right. True and correct copies of each of the Company Warrants have been made available to Parent, and there are no outstanding warrants to purchase Company Stock other than the Company Warrants. Following the Merger, each of the Assumed Company Warrants will become exercisable for shares of Parent Common Stock as provided in Section 2.6(d). Except for the Company Stock, there are no bonds, debentures, notes, other Indebtedness or any other securities of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which Company Stockholders of the Company may vote. There are no declared or accrued but unpaid dividends with respect to any shares of Company Stock. There have been no anti-dilution or similar adjustments made to the conversion terms or adjustments made to the exercise price of any Company Preferred Stock, or any warrants, notes, options or other Commitments since the issuance thereof. The certificate delivered by the Company pursuant to Section 6.18 shall be true and correct.

(b) The Company is not subject to any obligation or requirement to provide funds for or to make any investment (including in the form of a loan or capital contribution) to or in any Person.

(c) Except as described in Section 3.3(a) above or set forth in Section 3.3(a) of the Company Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or other Equity Interest or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, Equity Interest or Contract. There are no outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) or other Equity Interests of the Company. There are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its businesses, assets, rights or properties or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) (collectively, “Stock-Based Rights”) or to cause the Company to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company. There are no voting trusts, proxies or other Contracts of any character to which the Company or, to the Knowledge (as defined herein) of the Company, any of the Company Stockholders is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or similar interests of the Company.

3.4 Authorization and Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and each instrument required to be executed and delivered by it at the Closing, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each other Transaction Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been approved by the Company’s Board of Directors, duly and validly authorized by all requisite corporate action and subject only to the adoption of this Agreement and approval of the Merger by the Company Stockholders, no other actions or proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and each other Transaction Agreement to which it is a party or to consummate the transactions so contemplated. The affirmative vote of the holders of (i) a majority of the outstanding shares of Company Stock, voting together as a single class, (ii) a majority of the outstanding shares of Company Common Stock, voting as a separate class, and (iii) a majority of the outstanding shares of Company Preferred Stock, voting together as a separate class is the only vote of the Company Stockholders necessary to adopt this Agreement and approve the Merger under the DGCL, California Law and the Company’s Certificate of Incorporation and

bylaws (the “Requisite Stockholder Vote”). Upon receipt of the Stockholder Consents, no further vote of the holders of any class or series of the capital stock of the Company is necessary to adopt this Agreement and approve the Merger. Each of this Agreement and each other Transaction Agreement to which the Company is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement, the other Transaction Agreements to which it is a party or any instrument required by this Agreement to be executed and delivered by the Company do not, and the performance of this Agreement, the Escrow Agreement or any instrument required by this Agreement to be executed and delivered by the Company, shall not, (i) conflict with or violate the Certificate of Incorporation or bylaws or equivalent organizational documents of the Company, (ii) conflict with or violate in any respect any Law or Order in each case applicable to the Company or by which any of its properties, rights or assets is bound or affected, other than those violations or breaches that would not be reasonably expected to be material to the Company, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any payment obligation, or result in the creation of a Lien on any of the properties, rights or assets of the Company pursuant to, any bond, indenture, Contract, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties, rights or assets is bound or affected, except, with respect to this clause (iii) as would not be reasonably expected to be material, individually or in the aggregate, to the Company.

(b) The execution and delivery by the Company of this Agreement, the other Transaction Agreements to which it is a party or any instrument required by this Agreement to be executed and delivered by the Company at the Closing do not, and the performance of this Agreement, other Transaction Agreements to which it is a party and any instrument required by this Agreement to be executed and delivered by the Company at the Closing, shall not, require the Company to, except as set forth in Section 3.5(a) of the Company Disclosure Schedule, obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, except for the filing of the Certificate of Merger in accordance with Delaware law, and other than those consents, approvals, actions, filings or notices, the failure of which to be obtained or made, would not be reasonably expected to be material, individually or in the aggregate, to the Company.

3.6 Compliance. The Company is in compliance with, and is not in default or violation of, (i) the Certificate of Incorporation and bylaws of the Company, (ii) any Law or

Order or by which any of its properties, rights or assets are bound or affected, and (iii) the terms of all bonds, indentures, Contracts, permits, franchises and other instruments or obligations to which it is a party or by which any of it or any of its properties, rights or assets are bound or affected, except in the case of clauses (ii) and (iii) for noncompliance, defaults or violations that would not be reasonably expected to be material, individually or in the aggregate, to the Company. The Company is in material compliance with the terms of all applicable Approvals. The Company has not received notice of any revocation or modification of any material Approval of any Governmental Authority or that the Company is not in compliance with any material Approval or any Law or Order.

3.7 Financial Statements. Section 3.7 of the Company Disclosure Schedule contains a copy of the unaudited consolidated balance sheet of the Company as of August 31, 2006 (the “Company Balance Sheet”) and the unaudited consolidated statements of income and cash flows of the Company for the period from January 1, 2006 to August 31, 2006 (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with United States generally accepted accounting principles (“GAAP”), except for the absence of footnote disclosure, applied on a consistent basis throughout the periods involved and fairly present, in all material respects, the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated.

3.8 Absence of Changes.

(a) During the period from August 31, 2006 to the Effective Date, the Company has conducted its business only in the ordinary and usual course and in a manner consistent with past practice.

(b) During the period from June 30, 2006 to the Effective Date, there has not been any change, development, circumstance, condition, event, occurrence, damage, destruction or loss that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) During the period from June 30, 2006 to the Effective Date, there has not been any change by the Company in its accounting methods, principles or practices, any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable.

(d) During the period from August 31, 2006 to the Effective Date, the Company has not taken any of the following actions:

(i) (A) made any distributions in respect of any of its Equity Interests, (B) redeemed or otherwise acquired any of its Equity Interests (except for forfeitures of Company Options pursuant to agreements outstanding on the Effective Date) or (C) issued any Equity Interests or any Commitments;

(ii) (A) granted any increase in the compensation or fringe benefits of any present or former director, officer or employee of the Company (except for increases in salary or wages of employees (other than the Executives) in the Ordinary Course of Business), (B) paid any severance or termination pay to any present or former director, officer or employee of the Company, (C) issued any Equity Interests, or (D) established, adopted, entered into, amended or terminated any Employee Plan except as required by applicable Law;

(iii) incurred or assumed any Liabilities for borrowed money or guaranteed any such Liabilities;

(iv) canceled any indebtedness or waived any claims or rights of having a value, in the aggregate, in excess of one hundred thousand dollars ($100,000);

(v) other than as required by concurrent changes in United States or Canadian generally accepted accounting principles, made any change in any method of accounting or accounting practice or policy;

(vi) made or incurred any capital expenditure, other than (A) in the Ordinary Course of Business or (B) not exceeding, in the aggregate, one hundred thousand dollars ($100,000);

(vii) sold, assigned, transferred, leased, licensed, sublicensed or otherwise disposed of, in whole or in part, any of its material assets, rights or properties (including Intellectual Property) other than (a) replacement of equipment and other tangible assets in the Ordinary Course of Business, (b) the disposition of unused and obsolete equipment in immaterial amounts or (c) licenses of Intellectual Property to end users in the Ordinary Course of Business;

(viii) made any loan, advance, or capital contribution to or investment in any Person (other than routine travel and business expense advances made to directors or employees in the Ordinary Course of Business);

(ix) created or incurred any Lien (other than Permitted Liens) on any of the assets, rights or properties (whether tangible or intangible) of the Company, other than purchase money security interests in connection with the acquisition of immaterial amounts of equipment in the Ordinary Course of Business;

(x) discharged or otherwise obtained the release of any Lien or paid or otherwise discharged any Liability, other than (A) current Liabilities in the Ordinary Course of Business or (B) other Liabilities not exceeding, in the aggregate, one hundred thousand dollars ($100,000);

(xi) merged with, entered into a consolidation with or acquired an interest in any Person or acquired by merging or consolidating with, or by purchasing a substantial portion of the assets, rights or properties of, or by any other manner, any business or any corporation, partnership, association, limited liability company, trust or other business organization or division thereof; or

(xii) agreed, whether in writing or otherwise, to do any of the foregoing.

3.9 No Undisclosed Liabilities. The Company does not have any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise), except liabilities or obligations (a) disclosed in the Company Balance Sheet, (b) incurred since August 31, 2006 in the Ordinary Course of Business (excluding any incurrence of Indebtedness), none of which are material to the Company, (c) disclosed in the Company Disclosure Schedule, or (d) that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company is not a party to, or has any commitment to become a party to, (i) any Contract associated with off balance sheet financing, including any arrangement for the sale of receivables or (ii) any interest rate, currency or other hedging arrangement or Contract relating to derivatives. All Indebtedness of the Company and Liens securing such Indebtedness, may in accordance with the terms of such Indebtedness, be prepaid, extinguished and released at or prior to the Closing and, assuming that any Indebtedness identified in Section 3.9 of the Company Disclosure Schedule is repaid as of the Closing, the Surviving Corporation shall have no other Indebtedness immediately after such repayment.

3.10 Tax Matters.

(a) All Tax Returns required to be filed by, or on behalf of, the Company have been timely filed, and all such Tax Returns were true, correct and complete in all material respects. All Taxes of the Company due and payable have been fully and timely paid. With respect to any taxable period (or portion thereof) ending on or before the date of the Company’s most recent balance sheet included in the Financial Statements for which Tax Returns have not been filed, or for which Taxes have accrued but are not yet due or owing, the Company has made due and sufficient current accruals for such Taxes on the Company Balance Sheet. The Company has not requested, or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No extension or waiver of time within which to file any Tax Return of, or applicable to, the Company has been granted or requested which has not since expired. The Company has no liability for unpaid Taxes accruing after the date of the Company Balance Sheet, except for Taxes arising in the Ordinary Course of Business subsequent to the date of the Company Balance Sheet.

(b) The Company has duly and timely withheld and paid over to the appropriate Governmental Authorities all Taxes and other amounts required to be so withheld and paid over for all periods under all applicable Laws.

(c) No audits, investigations or other proceedings are pending or being conducted with respect to Taxes of the Company and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes.

(d) (i) The Company has not received any written notice of any assessment or intent to make any assessment by any Governmental Authority regarding Taxes for which the Company may be liable; and (ii) no written claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or is obliged to act as withholding agent under the laws of that jurisdiction.

(e) There are no Tax Liens (other than Taxes not yet due and payable) on any of the assets, rights or properties of the Company.

(f) The Company is not a party to or bound by or has a continuing obligation under any agreement providing for the allocation, sharing or indemnification of Taxes.

(g) The Company (A) is not and has never been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated federal income Tax Return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(h) The Company has not taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i) The Company has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law.

(j) The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(k) The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.

(l) The Company has not engaged in any transaction that could reasonably be expected to give rise to (i) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder or (ii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

3.11 Title to Assets; Leases.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth the tangible properties and assets, real, personal and mixed, used and/or held for use in the conduct of the business of the Company with an individual value of more than $200,000. The Company has good title to all of their material real or personal properties (whether owned or leased), free and clear of all Liens other than Permitted Liens.

(b) The Company does not own any real property or interest therein. Section 3.11(b) of the Company Disclosure Schedule contains a list of all leases of real property to which the Company is a party or by which any of them holds a leasehold interest (collectively, “Real Property”), and a true and correct copy of each such lease has been provided to Parent.

Each Real Property lease to which the Company is a party is in full force and effect in accordance with its terms. All rents and additional rents due to date from the Company on each such lease have been paid. The Company has not received written notice that it is in material default thereunder. There exists no default by the Company under such lease, except for defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no leases, subleases, licenses, concessions or any other Contracts to which the Company is a party granting to any Person other than the Company any right to possession, use occupancy or enjoyment of any of the Real Property or any portion thereof. The Company is not obligated under or bound by any option, right or first refusal, purchase Contract, or other Contract to sell or otherwise dispose of any Real Property or any other interest in any Real Property.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth all Intellectual Property registrations and applications (together with patent, registration or serial numbers and country or jurisdiction) owned by or purported to be owned by the Company (“Company Registered IP”). All of the above patents, registrations and applications are unexpired, are current with respect to all necessary filings and fees, and, to the knowledge of Seller are valid and enforceable. No actions are due within 90 days after the Effective Date to prosecute, maintain and perfect same. All Intellectual Property owned or purported to be owned by the Company is owned free of all Liens other than Permitted Liens.

(b) The (i) Company owns, has a license or other right to use all of the Intellectual Property used or held for use in the conduct of its business as currently conducted or proposed to be conducted by the Company in accordance with current contractual commitments and (ii) Company’s operation of the business as currently conducted or as currently proposed to be conducted by the Company in accordance with current contractual commitments and its use of Intellectual Property in connection therewith does not infringe (either directly or under a contributory, vicarious or inducement theory), misappropriate, violate or otherwise breach (“Infringe”) the Intellectual Property rights of any Person. No Person is Infringing the material Intellectual Property (or accessing, using, modifying or disclosing without authorization any confidential Intellectual Property) used or held for use in the business as currently conducted. The Company takes all necessary actions consistent with its reasonable business judgment to maintain and protect its material Intellectual Property, including trade secrets and confidential information. All Persons (including current and former employees and independent contractors) who create or contribute to material proprietary Intellectual Property owned by the Company have assigned to such parties in writing all of their rights therein that did not initially vest with the Company by operation of law.

(c) The Company has obtained certain trademark searches in connection with the operation of its business in certain countries and jurisdictions as it determined to be appropriate in its discretion.

(d) Section 3.12(d) of the Company Disclosure Schedule sets forth certain policies and procedures that the Company has implemented with respect to Infringement (the “IP Policies”). The Company has operated their business in compliance with the IP Policies in all material respects.

(e) The Company complies with all U.S. and state Laws, and to the Company’s Knowledge with all foreign and multinational Laws, with respect to the protection of personal privacy, personally identifiable information regulated thereunder, sensitive personal information and any special categories of personal information (including that of its website visitors, clients, customers and those persons included in any demographic or other analyses performed for clients), whether any of same is accessed or used by the Company.

3.13 Privacy and Security.

(a) The Company takes necessary or desirable actions consistent with industry practice to protect the confidentiality, integrity and security of their Systems (and all information and transactions and content stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption.

(b) Section 3.13(b) of the Company Disclosure Schedule sets forth a description of the backup systems maintained by the Company.

3.14 Material Contracts.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all of the following Contracts to which the Company is a party or by which any of its properties, rights or assets are bound as of the Effective Date (collectively, together with those entered into after the Effective Date and prior to the Effective Time, “Material Contracts”):

(i) employment Contracts for the employment of any individual on a full-time or part-time basis (other than contracts providing for at-will employment) or consulting Contracts with any employee or consultant of the Company under which the Company has any current or future monetary Liability, and all severance, change in control or similar Contracts with any current or former Company Stockholders , directors, officers, employees, consultants or agents of the Company that obligate the Company to make any payment to any current or former Company Stockholders , directors, officers, employees, consultants or agents of the Company following either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship), or both;

(ii) labor or collective bargaining Contracts (if any);

(iii) Contracts reasonably likely to involve revenues, receipts, expenditures or liabilities individually in excess of $100,000 per annum or $500,000 per annum in the aggregate;

(iv) Contracts that contain any uncapped indemnification or similar obligations of the Company that could reasonably be expected to result in $100,000 or more of liabilities of the Company under such Contract;

(v) promissory notes, loans, indentures, evidences of Indebtedness or other instruments and Contracts relating to the borrowing or lending of money, whether as borrower, lender or guarantor and any interest rate swaps, caps, floors or option Contracts or any other interest rate risk management arrangement or foreign exchange Contracts;

(vi) any Contract creating a Lien (other than a Permitted Lien) upon any assets, rights or properties (including any such Liens placed on the Company Intellectual Property), other than purchase money security interests in connection with the acquisition of equipment in the Ordinary Course of Business;

(vii) Contracts containing any limitation on the freedom of the Company or affiliates to engage in any line of business or compete with any Person or operate at any location in the world;

(viii) joint venture or partnership agreements or Contracts creating or governing any similar arrangements;

(ix) Contracts that grant a power of attorney, agency or similar authority to another Person;

(x) content, development, distribution or similar Contracts pursuant to which any third party is entitled or obligated to develop or distribute any content or products or provide any services on behalf of the Company or pursuant to which the Company is entitled or obligated to develop or distribute any content or products or provide any services on behalf of any third party other than the Company’s standard form of click-through agreement entered into in the Ordinary Course of Business with end users;

(xi) Contracts for the acquisition, directly or indirectly (by merger or otherwise) of assets, rights or properties (whether tangible or intangible), including any capital stock of another Person, for consideration in excess of $75,000;

(xii) Contracts for the sale of assets or properties (including Equity Interests) of the Company after the Effective Date, other than (A) the disposition of unused and obsolete equipment in immaterial amounts, (B) sales of products from the websites of the Company in the Ordinary Course of Business;

(xiii) Contracts involving the issuance or repurchase of any capital stock of the Company, other than, with respect to the issuance of Common Stock, the options or warrants listed in Section 3.3(a) of the Company Disclosure Schedule or relating to the transfer, voting or encumbering of any share of Company Stock;

(xiv) performance or payment guarantees, keep well arrangements and other similar credit support obligations or arrangements;

(xv) leases or subleases in respect of (a) any Real Property or (b) any material rights, assets or property;

(xvi) Contracts under which the Company has granted or received exclusive rights; and

(xvii) Contracts concerning the licensing or acquisition of Intellectual Property, including licenses, development agreements, option agreements, website hosting and service agreements, online advertising agreement, software escrow agreements, “open source,” “copyleft” or other similar types of license (including any GNU, Mozilla, Berkeley, Open Source, MIT or Apache licenses), excluding nondisclosure agreements, commercially available licenses, “off-the-shelf” licenses for back-office functions or the operation of the Company’s websites and excluding click-through licenses with end users.

True and complete copies of all Material Contracts have been made available to Parent by the Company. Section 3.14(a) of the Company Disclosure Schedule separately sets forth a true and complete list of all Contracts that would purport to bind Parent or any of its Affiliates (other than the Company) following the consummation of the Merger.

(b) Each Material Contract is in full force and effect, is a valid and binding obligation of the Company and, to the Company’s Knowledge, of each other party thereto and is enforceable, in accordance with its terms, against the Company and, to the Company’s Knowledge, against each other party thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, and such Material Contracts will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby, with no material alteration or acceleration or increase in fees or liabilities, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(c) The Company is in compliance with all applicable terms and requirements of each Material Contract under which the Company has any obligation or liability or by which any of the Company’s assets, rights or properties is bound, except to the extent any non-compliance would not have a Material Adverse Effect.

(d) The Company has not given to, or received from, any other Person, at any time during the prior twelve months, any written notice regarding any actual or alleged violation or breach of, or default under, any Material Contract.

(e) No party to such Contract has repudiated any material provision of the Contract to the Company in writing.

3.15 Absence of Restrictions on Business Activities. There is no Contract or Order binding upon the Company or any of its properties, rights or assets which has had or could reasonably be expected to have the effect of prohibiting or materially impairing the business of

Parent, the Company or any of Parent’s Subsidiaries or the conduct of business by Parent, the Company or any of Parent’s Subsidiaries, following the consummation of the Merger. The Company is not subject to any non-competition, non-solicitation, standstill or similar restriction on their respective businesses. The Company has not granted any exclusive rights of any kind.

3.16 Insurance. Section 3.16 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies and fidelity bonds covering the assets, rights, business, equipment, properties, operations, employees, consultants, officers and directors of the Company. Section 3.16 of the Company Disclosure Schedule sets forth a true and complete list of all pending claims made pursuant to each such insurance policy carrier (including any predecessor policy) and there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and, to the Knowledge of the Company, the Company is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage), and the Company shall maintain in full force and effect all such insurance during the period from the Effective Date through the Closing Date. To the Knowledge of the Company, there is not any threatened termination of or material premium increase with respect to any of such policies or bonds.

3.17 Absence of Action. There is no (a) Action pending on behalf of or against or, to the Knowledge of the Company, Threatened (including cease and desist letters or requests or invitations for a license) on behalf of or against the Company or any of its properties, rights or assets or (b) Action which questions or challenges (i) the validity of this Agreement or the Escrow Agreement or (ii) any action taken or to be taken by the Company pursuant to this Agreement or any of the other Transaction Agreements or in connection with the transactions contemplated hereby. The Company is not subject to any outstanding Action or Order, and the Company has not received any demand letter or similar written request with respect to any outstanding Action or Order. There is no material Action which the Company intends to initiate.

3.18 Employment and Labor Matters.

(a) Section 3.18(b) of the Company Disclosure Schedule identifies (i) all directors and officers of the Company and (ii) all employees and consultants employed or engaged by the Company and, for each individual identified in clauses (i) or (ii), sets forth each such individual’s rate of pay or annual compensation, job title and date of hire, the number and type of shares of Company Stock, Company Options and Company Warrants (or other options, warrants or similar rights to acquire shares of Company Stock) beneficially owned or held by such individual, current paid time-off eligibility for the current calendar year (including accrued paid time off from prior years), leave status (including type of leave, and, to the extent provided by the employee, the stated return or leave expiration date), visa status, prior employment termination notice period required (if any) eligibility for company car, and average overtime payments, if any, per month for the preceding twelve-month period. To the Company’s Knowledge, none of the Company’s employment policies or practices is currently being audited or investigated by any Governmental Authority or Court. To the Company’s Knowledge, there is no pending or Threatened Action, unfair labor practice charge, or other charge or inquiry against the Company brought by or on behalf of any Company Employee, prospective employee, labor organization or other employee representative, or other individual or any Governmental Authority with respect to employment policies or practices brought by or before any Court or Governmental Authority.

(b) To the Company’s Knowledge, there are no controversies pending or Threatened, between the Company and any Company Employee. The Company is not a party to any collective bargaining agreement or other written labor union contract applicable to Persons employed by the Company, nor are there, to the Company’s Knowledge, any activities or proceedings of any labor union to organize any such Company Employee. There have been no strikes, slowdowns, work stoppages, disputes, or lockouts, by or with respect to any Company Employee. To the Knowledge of the Company, there are no material employment-related grievances pending or Threatened. The Company is not a party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Governmental Authority relating to Company Employees or employment policies or practices. The Company is in material compliance with all applicable Laws, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, including the obligations of the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), and all other notification and bargaining obligations arising under any collective bargaining agreement, by Law or otherwise. The Company has not effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company, without complying with all provisions of WARN or implemented any early retirement, separation or window program, nor has the Company planned or announced any such action or program for the future. To the Company’s Knowledge, there are no pending or Threatened or reasonably anticipated claims or actions against the Company or any Company trustee under any worker’s compensation policy or long-term disability policy. The services provided by each of the Company Employees is terminable at the will of the Company and any such termination would result in no Liability to the Company. Except as would not reasonably be expected to have a Company Material Adverse Effect, and to the extent required by Law or by Contract, with respect to Company Employees, the Company has (i) withheld and reported all amounts required to be withheld and reported with respect to wages, salaries and other payments to Company Employees, (ii) is not liable for any arrears in wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

3.19 Employee Benefit Plans and Agreements.

(a) Section 3.19(a) of the Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the ERISA, and all stock purchase, stock option, severance, employment, change-in-control, welfare benefit, fringe benefit, bonus, incentive, compensation, deferred compensation, employee loan and all other employee benefit plans, agreements, programs and policies, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, funded or unfunded under which (i) any current or former employee, director, consultant or independent contractor of the Company (the “Company Employees”) has any present or future right to benefits and which are, or are required to be, contributed to, sponsored by or maintained by the Company or any other current or former person or entity under common control with the Company within the meaning of Section 4145(b), (c), (m), or (o) of the Code and the regulations issued thereunder (“ERISA Affiliate”), or (ii) the Company or any of its ERISA Affiliates may have any present or future Liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Employee Plans”.

(b) With respect to each Employee Plan, the Company has made available to the Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and all amendments thereto and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company to the Company Employees concerning the extent of the benefits provided under a Employee Plan; (iv) all material written agreements and contracts relating to each Employee Plan, including administrative service agreements and group insurance contracts; (v) all correspondence to and from any government agency; (vi) all Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”) forms and related notices; (vii) the form of all Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) Privacy Notices and all Business Associate Agreements to the extent required under HIPAA; (viii) all policies relating to fiduciary liability insurance covering the fiduciaries of the Company; (ix) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses; and (x) for the most recent year (to the extent such reports are due and completed) (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) discrimination tests.

(c) (i) Each Employee Plan has been established and administered in all material respects in accordance with its terms, and, to the extent applicable, in material compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, and, to the Company’s Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Company’s Knowledge, no event has occurred and no condition exists that would subject the Company, either directly or by reason of their affiliation with ERISA Affiliates, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (iv) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Employee Plan; (v) no Employee Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of The Sarbanes-Oxley Act of 2002); and (vi) the Company has not incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law.

(d) No Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate has an obligation to contribute, or has incurred (or will reasonably be expected to incur) any liability in respect of a contribution, to any such plan. No Employee Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company nor any ERISA Affiliate has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan or to any plan described in Section 413 of the Code.

(e) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to Company Employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to any Employee Plan with respect to which the Company nor any ERISA Affiliate will or may have any liability, for the benefit of Company Employees who perform services outside the United States.

(g) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, HIPAA, the Family Medical Leave Act, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of foreign or state Law applicable to Company Employees. To the Knowledge of the Company, the Company has no unsatisfied obligations to any Company Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Law governing health care coverage or extension.

(h) Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its ERISA Affiliates has classified all individuals who perform services for it correctly under the Employee Plans, ERISA and the Code as common law employees, independent contractors or leased employees.

(i) With respect to any Employee Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are, to the Company’s Knowledge, pending or threatened, (ii) to the Company’s Knowledge, no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Employee Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (iv) to the Company’s Knowledge, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including any routine requests for information from the PBGC). Neither the Company nor any of its ERISA Affiliates is subject to any penalty or tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of its ERISA Affiliates has timely made all contributions and other payments required by and due under the terms of each Employee Plan.

(j) No Employee Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (i) result in severance pay or any increase in severance pay upon any termination of employment after the Effective Date, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Employee Plans, (iv) cause the Company to record additional compensation expense on its income statement with respect to any outstanding Company Option, (v) result in “parachute payments” (as defined in Section 280G of the Code), including any payments under any of the Employee Plans which would not be deductible under Section 280G of the Code.

(k) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No qualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Employee Plan provides any Company Employee with any amount of additional compensation if such Company Employee is provided compensation subject to the excise taxes applicable under Section 409A or 4999 of the Code.

(l) There has been no amendment to, written interpretation of or announcement (whether or not written) by Company relating to, or any change in employee participation or coverage under, any Employee Plan that would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the Effective Date except increases in premiums made by applicable insurance carriers.

(m) The Company has not made any plan or commitment to establish, modify or enter into any new Employee Plan (except to the extent required by law or to conform any such Employee Plan to the requirements of any applicable law, or as required by this Agreement). To the Company’s Knowledge, no Company Employee listed on Section 3.19(a) of the Company Disclosure Schedule intends to terminate his or her employment for any reason. Section 3.19(a) of the Company Disclosure Schedule contains an accurate and complete list of all persons that currently have a consulting or advisory relationship with the Company.

(n) To the Company’s Knowledge, no stockholder, or Company Employee is obligated under any Contract, subject to any Order of any Governmental Authority that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such Company Employees in connection with the carrying on of the Company’s business as presently conducted or proposed to be conducted will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, provisions of, or constitute a default under, any contract or agreement under which any of such Company Employees are now bound.

3.20 Environmental, Health and Safety Matters.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company is in compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties; (ii) there are no pending, or to the Company’s Knowledge, any threatened allegations by any Person that the properties or assets of the Company are not, or that its business has not been conducted, in compliance with all Environmental, Health and Safety Requirements; (iii) the Company has not retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements; and (iv) to the Knowledge of the Company, there are no past or present facts, circumstances of conditions that would reasonably be expected to give rise to any Liability of the Company with respect to Environmental, Health and Safety Requirements.

(b) The Company has made available to Parent a copy of all studies, audits, assessments or investigations containing material information concerning compliance with, or liability or obligations under, Environmental, Health and Safety Requirements affecting the Company that are in the possession or control of the Company, each of which is identified in Section 3.20 of the Company Disclosure Schedule.

3.21 Export Control Laws.

(a) The Company has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(i) the Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (x) the export, import and reexport of products, services, software and technologies and (y) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(ii) the Company is in compliance with the terms of all applicable Export Approvals;

(iii) there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals;

(iv) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that may give rise to any future claims; and

(v) no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

(b) Section 3.21(b) of the Company Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company’s products, services, software and technologies.

3.22 No Restrictions on the Merger; Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) (“Takeover Statutes”) is applicable to the Merger or the other transactions contemplated hereby. The action of the Board of Directors of the Company in approving this Agreement and the transactions contemplated hereby and thereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby and thereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Complete and correct copies of the resolutions referred to above have been delivered to Parent on or prior to the Effective Date.

3.23 Certain Business Practices. To the Company’s Knowledge, neither the Company nor any director, officer, employee, consultant or agent of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any Contract or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

3.24 Interested Party Transactions. There are no existing, and since December 31, 2005 there has been no Contract, transaction, Indebtedness or other arrangement (including any direct or indirect ownership interest in any property or assets used in or necessary for use in the conduct of business by the Company), or any related series thereof, between the Company, on the one hand, and any of the directors, officers, Company Stockholders or other Affiliates of the Company, or any of their respective Affiliates or family members, on the other (except for amounts due as normal salaries and bonuses or amounts due under employment agreements and in reimbursement of ordinary expenses in the Ordinary Course of Business). All such Contracts, transactions, Indebtedness and other arrangements shall be terminated (except for amounts due as normal salaries and bonuses or amounts due under employment agreements and in reimbursement of ordinary expenses) on or prior to the Closing Date without any liability or obligation of the Company.

3.25 Brokers or Finders. The Company has not employed any broker or finder, or incurred any liability for any brokerage or finders’ fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement. The Company has heretofore furnished to Parent true and complete copies of all agreements pursuant to which any Person identified on in Section 3.25 of the Company Disclosure Schedule would be entitled to any payment relating to the Merger and the other transactions contemplated by this Agreement.

3.26 Disclaimer of Other Representations and Warranties. The Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by the Company to make any representation or warranty relating to the Company or its business, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER PARTIES

Each of the Stockholder Parties, severally and not jointly, represents and warrants to Parent and Merger Sub as follows:

4.1 Authority; Enforceability. Such Stockholder Party has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which such Person is a party, and each instrument required to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. With respect to each such Stockholder Party that is not an individual, the execution and delivery by such Stockholder Party of this Agreement, each of the other Transaction Agreements to which such Person is a party and each instrument required to be executed and delivered by it at the Closing and the performance of their respective obligations hereunder and thereunder have been duly and validly authorized, and no other proceedings on the part of such Stockholder Party are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement and each of the other Transaction Agreements to which such Stockholder Party is a party have been duly executed and delivered by such Stockholder Party and, assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, constitute legal, valid and binding obligations of such Stockholder Party, enforceable against such Stockholder Party in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.2 No Conflict; Required Filings and Consents.

(a) The execution and delivery by such Stockholder Party of this Agreement and each of the other Transaction Agreements to which such Person is a party do not, and the performance of this Agreement and the other Transaction Agreement to which such Person is a party will not, (i) conflict with the organizational documents of such Stockholder Party (if not an individual), or (ii) conflict with or violate in any material respect any Law or Order in each case applicable to such Stockholder Party or by which such Person’s properties, rights or assets is bound or affected.

(b) The execution and delivery by such Stockholder Party of this Agreement do not, and the performance by such Stockholder Party of this Agreement will not, require such Stockholder Party to obtain the Approval of any Person or Governmental Authority, except for antitrust filings under the HSR Act or any applicable foreign jurisdictions.

4.3 Investment Representations.

(a) Such Stockholder Party is acquiring the Parent Common Stock for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the Exhibits hereto, such Stockholder Party has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(b) Such Stockholder Party is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933.

(c) Such Stockholder Party has carefully reviewed the representations concerning Parent contained in this Agreement and has made detailed inquiry concerning Parent, its business and its personnel; the officers of Parent have made available to such Stockholder Party any and all written information which it has requested and have answered to such Stockholder Party’s satisfaction all inquiries made by such Stockholder Party; and such Stockholder Party has sufficient knowledge and experience in finance and business that such Person is capable of evaluating the risks and merits of its investment in Parent and such Stockholder Party is able financially to bear the risks thereof. Such Stockholder Party has not been presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general advertising or solicitation in connection and concurrently with this Agreement and the transactions contemplated hereby.

(d) Such Stockholder Party understands that the Parent Common Stock issuable in the Merger has not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; and such Parent Common Stock cannot be sold, transferred or otherwise disposed of unless the resale of such shares is subsequently registered under the Securities Act or an exemption from registration is then available.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions and disclosures set forth in writing in the disclosure letter delivered by Parent to the Company on the Effective Date (the “Parent Disclosure Letter”), each of the Parent and Merger Sub, jointly and severally, represents and warrants to the Company and the Stockholder Parties as follows:

5.1 Organization and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Merger Sub is a newly-formed entity that has been formed solely for the purposes of the Merger and will not carry on any business or engage in any activities other than those reasonably related to the Merger.

5.2 Authority; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which such Person is a party, and each instrument required to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement, each of the other Transaction Agreements to which such Person is a party and each instrument required to be executed and delivered by it at the Closing and the performance of their respective obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of each of Parent and Merger Sub and, immediately following the execution hereof, by Parent as the sole stockholder of Merger Sub. Except for filing of the Certificate of Merger, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement and each of the other Transaction Agreements to which Parent or Merger Sub is a party have been duly executed and delivered by each of Parent and Merger Sub (as the case may be) and, assuming due authorization, execution and delivery hereof by the Company, constitute legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement and each of the other Transaction Agreements to which such Person is a party do not, and the performance of this Agreement and each of the other Transaction Agreements to which such Person is a party by Parent or Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub, or (ii) conflict with or violate in any material respect any Law or Order in each case applicable to Parent or Merger Sub or by which its or any of their respective properties, rights or assets is bound or affected.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement shall not, require Parent or Merger Sub to obtain the Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Person or Governmental Authority, except for the filing of the Certificate of Merger in accordance with Delaware law, antitrust filings under the HSR Act or any applicable foreign jurisdictions, compliance with applicable requirements of the Securities Act and compliance with any applicable foreign of state securities or “blue sky” laws, such Approvals as have already been obtained and such Approvals as would not have a Parent Material Adverse Effect.

5.4 Absence of Action. As of the Effective Date, there is no material Action pending against or, to the Knowledge of Parent, threatened against Parent or Merger Sub which questions or challenges (i) the validity of this Agreement or the Escrow Agreement or (ii) any action taken or to be taken by Parent or Merger Sub pursuant to this Agreement or the Escrow Agreement or in connection with the transactions contemplated hereby.

5.5 Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of Merger Sub Common Stock. There are 100 shares of Merger Sub Common Stock issued and outstanding, all of which are held directly by Parent. All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Merger Sub was formed by Parent solely for the purpose of consummating the Merger and the other transactions contemplated by this Agreement. Merger Sub does not hold, nor has it held, any assets or incurred any liabilities, nor has Merger Sub carried on any business activities, other than in connection with the Merger and the transactions contemplated by this Agreement.

5.6 Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to ARTICLE 2 of this Agreement have been duly authorized and when issued and delivered in accordance with the terms of this Agreement will have been validly issued and will be fully paid and non-assessable and the issuance thereof is not subject to any preemptive or other similar right.

5.7 Parent SEC Filings. Parent has delivered to the Company its annual report on Form 10-K for its fiscal year ended December 31, 2005, its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2006 and June 30, 2006 and each of its reports or registration statements filed with the SEC since January 1, 2006. As of its filing date, each such report or statement filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Form 10-K and Form 10-Qs referred to in the first sentence of this Section 5.7 were prepared in accordance with GAAP (except, in the case of the unaudited financial statements, for the absence of footnote disclosure) applied on a consistent basis throughout the periods involved and fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated.

5.8 Disclaimer of Other Representations and Warranties. Parent and Merger Sub do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Parent or Merger Sub.

ARTICLE 6

COVENANTS

6.1 Operation of the Company Prior to Closing. The Company covenants and agrees that, between the execution hereof and the Effective Time, except as expressly contemplated by this Agreement or unless Parent shall otherwise consent in writing in advance, the Company shall conduct its business in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws. The Company shall use its commercially reasonable efforts to preserve intact the business organization and assets, rights and properties (including Intellectual Property) of the Company, to keep available the services of the present officers and key employees of the Company, to maintain in effect Material Contracts and to preserve the present relationships of the Company with the material customers, clients, licensees, suppliers and other Persons with which the Company has significant business relations. By way of amplification and not limitation, between the execution hereof and the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall not directly or indirectly do any of the following without the prior written consent of Parent:

(a) amend or otherwise change the Certificate of Incorporation or bylaws or equivalent organizational documents of the Company or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company, or create or form any Subsidiary;

(b) issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or authorize the issuance, grant, sale, transfer, deliverance, pledge, promise, disposition or encumbrance of, or alter or modify the terms of rights or obligations under any shares of capital stock of any class (common or preferred), or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest or Stock-Based Rights of the Company (except for (i) the issuance of Common Stock issuable pursuant to the Company Options outstanding on the Effective Date, in accordance with the terms thereof as in effect on the Effective Date, (ii) the issuance prior to the Effective Time of Company Options with an exercise equal to fair market value (as determined pursuant to the Department of the Treasury guidance issued as of the date of such grant under Section 409A of the Code) to newly hired employees in the Ordinary Course of Business) and (iii) the issuance of Company RSUs as contemplated on Schedule 6.1(b)(iii); adopt, ratify or effectuate a stockholders’ rights plan or agreement or similar plan or Contract; or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company;

(c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; split,

combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or amend the terms of, repurchase, redeem or otherwise acquire any of its securities;

(d) sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber, impair or otherwise dispose of (in whole or in part), or create, incur, assume or cause to be subjected to any Lien on, any of the assets, rights or properties of the Company (including any Intellectual Property or accounts receivable), except for the sale of inventory and licenses in the Ordinary Course of Business;

(e) (i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or organize any corporation, limited liability company, partnership, joint venture, trust or other entity or Person or any business organization or division thereof or (ii) acquire any rights, assets or properties other than in the Ordinary Course of Business or (iii) acquire any Equity Interest or other securities of any Person;

(f) (i) incur or modify any Indebtedness or issue any debt securities or any warrants or rights to acquire any debt security, except for payments or prepayments to reduce Indebtedness, (ii) assume, guarantee or endorse or otherwise become responsible for, the obligations of any Person, (iii) enter into any off-balance sheet financing arrangement or any accounts receivable or payable financing arrangement (other than entering into capital leases for servers or operating leases for personal computers in the Ordinary Course of Business), (iv) make any loans or advances or (v) enter into any other financial commitments other than, in the case of clause (v), in the Ordinary Course of Business;

(g) authorize or make any capital expenditures outside of the Ordinary Course of Business;

(h) (i) increase the compensation or fringe benefits of any Company Employee (except for increases in salary or wages for non-executive employees with an annualized salary of less than $100,000 in the Ordinary Course of Business, or the payment of accrued or earned but unpaid bonuses as set forth in Section 6.1(h) of the Company Disclosure Schedule) (ii) hire or offer to hire any new employees or terminate or encourage any Company Employee to resign from the Company (except for new hires made in the Ordinary Course of Business), (iii) grant any severance or termination pay (in cash or otherwise) to any present or former Company Employee, except pursuant to any Contract or Employee Plan in effect on the Effective Date in connection with the termination of any such Company Employee, (iv) loan or advance any money or other property to any present or former Company Employee, (v) establish, adopt, enter into, amend or terminate (or grant any waiver or consent under) any Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the Effective Date, except for any amendments required by ERISA or the Code or other applicable Law, or (vi) grant any equity or equity-based awards or Stock-Based Rights or accelerate the vesting schedule of any such award or rights (except (i) issuances of Stock Options prior to the Effective Time to newly hired employees in the Ordinary Course of Business and (ii) as required by the terms of such agreements outstanding on the Effective Date as are set forth in Section 6.1(h) of the Company Disclosure Schedule);

(i) change any accounting policies, procedures or practices (including with respect to reserves, revenue recognition, timing for payments of accounts payable and collection of accounts receivable) unless required by a change in Law or GAAP used by it;

(j) revalue any of its material assets, rights or properties including writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business;

(k) (i) enter into any Contract that if entered into prior to the Effective Date would be a Material Contract; (ii) modify, amend, extend or supplement in any material respect, transfer or terminate or fail to renew any Material Contract or waive, release or assign any rights or claims thereto or thereunder; (iii) enter into or extend any lease with respect to Real Property with any third party; (iv) modify, amend or transfer in any way or terminate any license agreement, standstill or confidentiality agreement with any third party, or waive, release or assign any rights or claims thereto or thereunder; or (v) enter into, modify, amend or supplement any Contract to provide exclusive rights or obligations or any non-competition or similar obligations or restrictions;

(l) (i) make or change any Tax election or change any method of tax accounting, (ii) settle or compromise any federal, state, local or foreign Tax liability, (iii) file any amended Tax return, (iv) enter into any closing agreement relating to any Tax, (v) agree to an extension of a statute of limitations or (vi) surrender any right to claim a Tax refund;

(m) pay, discharge, satisfy, settle or otherwise compromise any Action or waive, assign or release any material rights or claims except, in the case of Action, any settlement of an Action not related to the transactions contemplated by this Agreement, which settlement would not: (i) impose any injunctive or similar Order on the Company or restrict in any way the business of the Company or (ii) exceed $500,000 in cost, liability or value to the Company; or otherwise discharge or otherwise obtain the release of any Lien or pay or otherwise discharge any Liability, other than current Liabilities incurred in the Ordinary Course of Business;

(n) commence a lawsuit other than (i) for the collection of bills in the Ordinary Course of Business and (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business or result in a loss of rights of substantial value, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement or the other documents contemplated hereby;

(o) other than as permitted under Section 6.1(h), engage in, enter into or modify or amend any Contract, transaction, Indebtedness, commitment or other arrangement with, directly or indirectly, any of the directors, officers, employees, consultants, Company Stockholders or other Affiliates of the Company, or any of its Affiliates or family members, except that the Company shall be permitted to enter into Contracts with recruiting or search firms in connection with hiring new employees;

(p) fail to maintain in full force and effect all self insurance and insurance, as the case may be, currently in effect, except that existing policies may be replaced by new or successor policies of substantially similar coverage;

(q) terminate, amend or fail to renew or preserve any (A) material Permit or (B) Company Intellectual Property registration or application;

(r) commence any proceeding for any voluntary liquidation, dissolution, or winding up of the Company, including but not limited to initiating any bankruptcy proceedings on its behalf; or

(s) authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into any Contract or commitment to do any of the foregoing.

6.2 No Solicitation of Other Proposals.

(a) From the Effective Date until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, neither the Company nor any Stockholder Party shall, nor shall such Person permit any of their respective Affiliates or Subsidiaries to authorize or permit any of its respective stockholders, directors, officers, employees, consultants, advisors, representatives or agents (collectively, the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, entertain, knowingly facilitate or encourage, or take any action to solicit, initiate, entertain or knowingly facilitate or encourage, any inquiries regarding or the making of any proposal or offer that constitutes or would reasonably be expected to result in an Acquisition Proposal (as defined herein) or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any Acquisition Proposal or any inquiry which would reasonably be expected to result in an Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) relating to (i) any merger, consolidation, reorganization or other direct or indirect business combination, recapitalization, liquidation, winding-up of, or similar transaction, involving the Company, (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company representing 10% or more of any class of the outstanding capital stock or voting power of the Company, (iii) any tender, exchange offer or other offer or bid that if consummated would result in any Person, together with all Affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company representing 10% or more of any class of the outstanding capital stock or voting power of the Company or (iv) the sale, lease, exchange, license (whether exclusive or not), or other disposition of a substantial portion of the Intellectual Property or a substantial portion of the business or other assets, rights or properties of the Company, other than licenses to end users in the Ordinary Course of Business. The Company and each Stockholder Party shall immediately cease and cause to be terminated, and shall cause their respective Subsidiaries and all Company Representatives to immediately terminate and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to result in, an Acquisition Proposal. Without limiting the foregoing, any action or conduct by any Affiliate or Subsidiary of the Company or Company Stockholder party hereto or any Company

Representative that would be a violation of this Section 6.2(a) if taken by the Company, whether or not such Person is purporting to act on behalf of the Company, shall be deemed to be a breach of this Section 6.2(a) by the Company.

(b) In addition to the other obligations of the Company set forth in this Section 6.2, the Company shall promptly advise Parent orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. The Company shall promptly inform Parent of the status and content of any developments regarding any Acquisition Proposal from a third party and any change in the price, structure or form of the consideration or material terms of and conditions regarding any Acquisition Proposal or of any other changes in status and content of the Acquisition Proposal.

6.3 Stockholders Consents.

(a) Immediately following the execution of this Agreement, the Company shall use its reasonable best efforts to deliver to Parent a true, correct and complete copy of the Stockholder Consent, evidencing the adoption of this Agreement and approval of the Merger by the Requisite Stockholder Vote.

(b) The Company shall promptly, but in no event later than 5 calendar days after the date hereof, deliver (i) notice of the adoption of this Agreement and approval of the Merger to the Company Stockholders who have not executed the Stockholder Consent, pursuant to and in accordance with the applicable provisions of the DGCL and California Law and (ii) the requisite notice of appraisal, dissenters’ or similar rights under the DGCL and California Law.

(c) Neither the Board of Directors of the Company nor any committee thereof shall (1) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the Merger, (2) withdraw or modify or propose to withdraw or modify in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (3) approve, enter, or permit or cause the Company to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar Contract or instrument related to any Acquisition Proposal, or (4) resolve or announce its intention to do any of the foregoing.

(d) As soon as practicable following the Effective Date, the Company shall submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Parent) by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Parent or the Company reasonably determine may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and prior to the Effective Time the Company shall deliver to Parent evidence reasonably satisfactory to Parent (i) that a Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Stockholder vote

(the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals on the Effective Date.

6.4 Filings; Efforts; Notices.

(a) As promptly as practicable (and in any event within 7 Business Days) after the Effective Date, each of Parent and the Company shall, as applicable, make (or cause to be made) all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Authority in connection with the transactions contemplated hereby, including (i) Notification and Report Forms with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act, and (ii) any other filings necessary to satisfy Section 7.1(c). Each of the parties hereto will cause all documents that it is responsible for filing with any Governmental Authority pursuant to this Section 6.4(a) to comply in all material respects with all applicable Laws and will promptly supply the other with any information that may reasonably be required in order to effectuate any such filings or any amendment or supplement thereto.

(b) Each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using its or his reasonable best efforts to accomplish the following: (i) the taking of all acts reasonably necessary to cause the conditions precedent set forth in ARTICLE 7 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings and the taking of all reasonable steps as may be necessary to avoid any Action by any Governmental Authority, (iii) the obtaining of necessary Consents from third parties, and (iv) the defending of any Actions challenging this Agreement or the consummation of the transactions contemplated hereby.

(c) The parties hereto agree that upon Company’s request received no less than 10 Business Days prior to the Closing Date, they will amend this Agreement to provide that the Surviving Corporation will merge with and into a wholly-owned subsidiary (which may be a limited liability company) of Parent immediately following closing (the “Second Step Merger”), and the parties further agree that in such event, each party will waive any breach of the representations and warranties in ARTICLE 3, ARTICLE 4 or ARTICLE 5 to the extent resulting from such Second Step Merger.

(d) Each of Parent and the Company will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Authority in connection with any filings made pursuant hereto, (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Law, (iii) any Action pending or, to its knowledge, Threatened against such party hereto that challenges the transactions contemplated by this Agreement and (iv) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

(e) Notwithstanding anything to the contrary contained in this Agreement, no party shall be required to agree (and without the prior written consent of Parent, the Company shall not agree) to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its businesses, assets, rights or properties, its subsidiaries or affiliates, (ii) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock, assets, rights or properties or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company, or (iii) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

(f) The Company shall give any notices to third Persons, and use commercially reasonable efforts to obtain any consents or Approvals from third Persons (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or (ii) otherwise required under any Contracts in connection with the consummation of the transactions contemplated hereby or by the Escrow Agreement, provided that without the prior written consent of Parent, the Company shall not make any monetary payments or agree to or be required to modify any Contract, make any payment or agree to provide any additional security (including a Parent guaranty) to obtain any such consent. If the Company shall fail to obtain any such Approval from a third Person, the Company shall use its reasonable efforts, and will take any such actions reasonably requested by Parent (and Parent agrees to cooperate therewith as reasonably requested), to limit the adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which would result after the Effective Time, from the failure to obtain such consent.

6.5 Access to Information.

(a) Except as and to the extent prohibited by applicable law, the Company shall afford to Parent and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, access at all reasonable times on reasonable notice during the period prior to the Effective Time to all the properties, books, contracts, commitments, personnel and records of the Company (provided, that such access shall not unreasonably interfere with the business or operations of such party). Without limitation of the foregoing, except as and to the extent prohibited by applicable law, during such period the Company shall furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request. No review pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement. Any access to the Company’s offices shall be subject to the Company’s reasonable security measures.

(b) Each of the Company Stockholders agrees that in connection with any Third Party Claim, it will use its reasonable best efforts to be available to Parent as a witnesses and to make available any books, records or other documents within its control or which it otherwise has the ability to make available (other than materials covered by the attorney-client privilege), to the extent reasonably be required by Parent, regardless of whether such Third Party Claim is a matter with respect to which indemnification may be sought hereunder.

6.6 Nondisclosure. The parties hereto acknowledge that Parent and the Company previously executed a non-disclosure agreement dated as of October 5, 2006 (as amended, supplemented and otherwise modified from time to time, the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

6.7 Public Announcements. Neither the Company nor the Company Stockholders shall (nor will they permit, as applicable, any of their respective officers, directors, members, stockholders, agents, representatives or affiliates to), directly or indirectly, issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent. Parent shall not issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without first consulting the Company, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of The Nasdaq Global Select Market; provided, however, that Parent shall consult in advance to the extent reasonably practical with the Company in good faith regarding the nature, content, scope and timing of any statement or communication regarding the subject matter of this Agreement proposed to be made by Parent prior to the Effective Time pursuant to applicable securities laws and the rules of The Nasdaq Global Select Market. Notwithstanding the foregoing, this Section 6.7 shall not prevent Parent from issuing any statement or communication that is reasonably necessary in response to an inquiry by or a public statement or announcement made by any third Person with respect to the transactions contemplated by this Agreement.

6.8 Takeover Statutes. If any Takeover Statute or other anti takeover Regulation, charter provision or Contract is or shall become applicable to the Merger or the transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such Approvals and take such actions as are necessary under such Laws and provisions so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby without adverse effect under, and otherwise act to eliminate or minimize the effects of, such Law, provision or Contract.

6.9 Escrow Agreement. On or before the Closing Date, the Company and Parent will execute and deliver, and will use commercially reasonable efforts to cause the Escrow Agent and the Stockholders Agent to execute and delivery, the Escrow Agreement.

6.10 Equity Awards.

(a) Notices. As soon as reasonably practicable, but in no event later than 20 Business Days following the Effective Time, Parent will (i) issue to each holder of an Assumed

Company Option a document evidencing the assumption of such Company Option by Parent and (ii) issue to each holder of an Assumed Company RSU a document evidencing the assumption of such Company RSU by Parent.

(b) Form S-8. Parent shall file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to Assumed Company Options and Assumed Company RSUs no later than 5 Business Days after the Effective Time and shall exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any of such Assumed Company Options and Assumed Company RSUs remains outstanding.

(c) Termination of Benefit Plans. Unless otherwise notified in writing by Parent no later than ten Business Days prior to the Closing Date, Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the date immediately preceding the Closing Date, any Company Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Company 401(k) Plans”) in accordance with the provisions of the Company 401(k) Plans a(which shall be subject to Parent’s reasonable review and approval) and applicable Law. In furtherance of the foregoing, the Company’s Board of Directors shall adopt resolutions authorizing the termination of the Company 401(k) Plans effective no later than the day immediately preceding the Closing Date and the Company shall provide Parent with evidence that such Company 401(k) Plans have been terminated in accordance with such resolutions.

(d) Disclaimer. Notwithstanding anything in this Agreement to the contrary, no Company Employee or any other Person shall have any third party beneficiary rights under this Section 6.10 and no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of either party to terminate any continuing employee at will at any time, with or without cause, for any reason or no reason, or (ii) require either party to continue any Parent Benefit Plan or any Plan, or prevent the amendment, modification or termination thereof, after the Effective Time.

(e) Prior to the Closing, the Company will take all actions set forth in Section 6.10(e) of the Company Disclosure Schedule.

6.11 Indemnification.

(a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company under any and all indemnification agreements in effect immediately prior to the Effective Time identified in Section 6.11(a) of the Company Disclosure Schedule between the Company and any of its current or former directors and officers and any person who becomes a director or officer of the Company prior to the Effective Time. In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the articles of incorporation and bylaws

(or other similar organizational documents) of the Company immediately prior to the Effective Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance immediately prior to the Effective Time (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to the coverage and amounts no less favorable than those of the D&O Insurance in effect on the Effective Date; provided, however, that the Surviving Corporation may, at its option, (i) substitute therefor policies of the Surviving Corporation containing terms with respect to coverage and amount no less favorable to such persons or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance program (to be effective as of the Effective Time), provided further, however, that in satisfying its obligations under this Section 6.11(b) the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the amount paid by the Company for coverage for its last full fiscal year (such 200% amount, the “Maximum Annual Premium”), provided that that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, Parent shall have the right to purchase a six-year “tail” prepaid policy on the D&O Insurance on terms and conditions no less advantageous than the D&O Insurance and, in the event that Parent purchases such a “tail” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.11(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.11.

(d) The obligations under this Section 6.11 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any indemnified party under this section (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in paragraph (b) above (and their heirs and representatives)) without the prior written consent of such affected indemnified party or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in paragraph (b) above (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in paragraph (b) above (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.11, with full rights of enforcement as if a party thereto. The rights of the indemnified parties under this section (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in paragraph (b) above (and their heirs and representatives)) under this Section 6.11 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company, or applicable Law (whether at law or in equity).

(e) The obligations and liability of Parent, the Surviving Corporation and its Subsidiaries under this Section 6.11 shall be joint and several.

(f) The provisions of this Section 6.11 shall in no way affect the rights of the Parent Indemnified Parties or the obligations of the Company Stockholders arising under ARTICLE 9, and any Liabilities subject to indemnification pursuant to Section 6.11(a) or to be covered by D&O Insurance pursuant to Section 6.11(b) shall in no event include any Damages for which any Company Stockholder is liable (either directly or through an obligation to indemnify another Person) pursuant to the terms hereof.

6.12 Tax-Free Reorganization Treatment. Parent and the Company intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that the exchange of Company Stock for the Aggregate Share Consideration pursuant to Section 6.12 shall be treated as an exchange described in Section 354(a) of the Code, and each shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify and be treated accordingly. Neither Parent, Merger Sub nor the Company shall take any action, cause or permit any action to be taken, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto shall comply with all tax filing requirements under Sections 368 and 354 of the Code and shall not make any tax filing that is inconsistent with the foregoing intent.

6.13 Reservation and Listing of Parent Common Stock. Effective at or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its reserved but unissued shares of Parent Common Stock, for the purposes of effecting the conversion of the issued and outstanding shares of Company Stock and assumption of Company Options pursuant to this Agreement, sufficient shares of Parent Common Stock to provide for such conversion and assumption and Exchange. Parent shall take all action necessary to cause the shares of Parent Common Stock to be issued in the Merger, and the shares of Parent Common Stock issuable upon the exercise of Assumed Options, to be approved for listing on the Nasdaq Global Select Market at or prior to the Effective Time.

6.14 Parent Information; Form S-4; Information Statement/Prospectus.

(a) A reasonable period prior to the Closing, Parent shall deliver to each Company Stockholder who is not an “accredited investor” within the meaning of Regulation D (“Regulation D”) promulgated by the SEC under the Securities Act the information that is required to be provided to such Company Stockholders under Regulation D so that the issuance of shares of Parent Common Stock in the Merger will qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act under Regulation D. The

Company shall provide any disclosure or other information regarding the Company reasonably required by Parent for inclusion in any disclosure materials delivered by Parent to the Company Stockholders pursuant to this Section 6.14(a) and the Company agrees that all information provided by it for such purpose will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Any and all information provided by Parent to the Company Stockholders pursuant to this Section 6.14(a) (other than any information provided by the Company expressly for inclusion therein) will comply in all material respects with Regulation D and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) In the event that all of the conditions to closing set forth in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, but Parent shall determine that the issuance of shares of Parent Common Stock in the Merger will not qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act under Regulation D, then Parent and the Company shall promptly prepare (and file with the SEC) a registration statement on Form S-4, which shall include the information statement required by Regulation 14C under the Exchange Act (the “Form S-4”), to cover the issuance of shares of Parent Common Stock in the Merger. Parent shall cause the Form S-4 to comply as to form and substance with all requirements of the Securities Act and the rules and regulations promulgated thereunder and to provide the information required by Regulation 14C under the Exchange Act. The Company shall furnish all information as may be reasonably requested by Parent in connection with the preparation of the Form S-4, and Parent shall furnish all information as may be reasonably requested by the Company in connection with the preparation of the information statement to be included in the Form S-4. Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The information supplied or to be supplied by either party for inclusion in the Form S-4 shall not at the time the Form S-4 is filed with the SEC or declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, directors, or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Form S-4 (or the information statement included therein) so that the Form S-4 (and the information statement included therein) would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, promptly thereafter, Parent shall file with the SEC an appropriate amendment or supplement to the Form S-4 (or the information statement included therein) describing such information. Parent shall promptly notify the Company of (i) the time when the Form S-4 has been declared effective, (ii) the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or for additional information and shall supply each other with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Form S-4 or the Merger, and (iii) of the issuance of any stop order of the SEC in respect of the Form S-4.

6.15 Company Expenses. Prior to the Closing, the Company shall use its commercially reasonable efforts to submit to Parent documentation reasonably satisfactory to Parent from all investment banks, law firms, accountants, consultants or other professional advisors to the Company in connection with the transactions contemplated by the Transaction Agreements, including the Merger, evidencing the amount of all Company Transaction Expenses payable to any of the foregoing.

6.16 Company Corporate Records. Prior to the Closing, the Company shall make available to Parent a complete copy of all minute books of all stockholders, Board of Directors and committee meetings, corporate seals, stock ledgers, true and complete copies of the Certificate of Incorporation and bylaws (or similar organizational documents), and other similar records and items reasonably requested by Parent of the Company, including all stock certificates or similar evidence of ownership of the common stock or other equity interests held by the Company, directly or indirectly.

6.17 FIRPTA Notice. Prior to the Closing, the Company shall deliver to Parent a certificate in form and substance reasonably satisfactory to Parent, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the Code.

6.18 Schedule of Total Outstanding Shares. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate, executed for and on behalf of the Company by each of the Company’s Chief Executive Officer and Chief Financial Officer, setting forth as of the Closing Date (a) each share or other unit of Company Stock, Company Options, Company Warrants, Restricted Stock, Company RSUs and any other Commitment to purchase or otherwise acquire shares of Company Stock outstanding (including the holders thereof and, to the extent applicable, the exercise prices therefor) and (b) a calculation in reasonable detail of the Total Outstanding Shares.

6.19 Investor Rights Agreement. The Company will use its reasonable best efforts to cause the applicable Company Stockholders to, and the Stockholder Parties shall, cause the Amended and Restated Investor Rights Agreement, dated as of March 30, 2006, among the Company and the other persons listed on the signature pages thereof, to be amended so as to terminate upon consummation of the Merger.

6.20 Legend on Share Certificates. The certificates representing the shares of Parent Common Stock issuable in the Merger hereunder shall include an endorsement typed conspicuously thereon of the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE RESOLD OR TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, AND HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED.”

In the event that any shares of Parent Common Stock issuable hereunder shall cease to be Restricted Shares, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate representing such shares of Parent Common Stock without the first paragraph of the legend required by this Section 6.20. For purposes of the foregoing, “Restricted Shares” means all shares of Parent Common Stock issuable hereunder other than shares of Parent Common Stock (i) the offer and sale of which have been registered under a registration statement pursuant to the Securities Act and sold thereunder, (ii) with respect to which a sale or other disposition has been made in reliance on and in accordance with Rule 144 (or any successor provision) under the Securities Act, or (iii) with respect to which the holder thereof shall have delivered to Parent either (A) an opinion of counsel in form and substance reasonably satisfactory to Parent, delivered by counsel reasonably satisfactory to Parent, or (B) a “no action” letter from the SEC, in either case to the effect that subsequent transfers of such shares of Parent Common Stock may be effected without registration under the Securities Act.

ARTICLE 7

CLOSING CONDITIONS

7.1 Conditions Precedent to Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction of each condition precedent listed below.

(a) Requisite Stockholder Vote. The Requisite Stockholder Vote shall have been obtained.

(b) No Injunctions; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court or Governmental Authority of competent jurisdiction or other legal restraint or prohibition in the United States shall be in effect which prevents the Merger. No Law shall have been enacted, entered, enforced or deemed applicable to the Merger in the United States which remains in effect and makes the Merger illegal in the United States as of the Closing Date.

(c) Regulatory Approvals. The waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early, and the relevant parties hereto shall have timely obtained from each other Governmental Authority all other Consents that are necessary for the consummation of the transactions contemplated hereby as mutually agreed by the Company and Parent.

(d) Listing. To the extent required by the rules of The Nasdaq Stock Market, the shares of Parent Common Stock to be issued in the Merger, and the shares of Parent Common Stock issuable upon the exercise of all Assumed Options, shall have been authorized for listing on the Nasdaq Global Select Market.

(e) Registration Statement; Information Statement/Prospectus. In the event that Parent shall determine that the issuance of shares of Parent Common Stock in the Merger will not qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act under Regulation D, then (i) the Form S-4 shall have been declared effective by the SEC and no stop or order shall have been issued or proceedings for that purpose initiated by the SEC in respect thereof, and (ii) the information statement/prospectus included in the Form S-4 shall have been delivered by the Company to the Company Stockholders at least 20 Business Days prior to the Closing Date in accordance with Regulation 14C under the Exchange Act.

7.2 Conditions Precedent to Obligations of Parent and Merger Sub. The obligation of each of Parent and Merger Sub to consummate the Merger is subject to the satisfaction (or prior written waiver by Parent in its sole discretion) of each condition precedent listed below.

(a) Accuracy of Representations and Warranties. Subject to the terms of Section 7.2(a) of the Company Disclosure Schedule, (i) the representations and warranties of the Company set forth in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Company Material Adverse Effect) shall be true and correct as of the Effective Date and as of the Closing Date as though made on and as of such date, except as contemplated by this Agreement or where the failure of any such representation or warranty to be so true and correct as of the Effective Date or as of the Closing Date would not have a Company Material Adverse Effect (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date, except as contemplated by this Agreement or where the failure of any such representation or warranty to be so true and correct would not have a Company Material Adverse Effect), and (ii) the representations contained in Section 3.3 (Capitalization), Section 3.4 (Authorization and Enforceability), Section 3.22 (No Restrictions on Merger) and Section 3.25 (Brokers or Finders), shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as though made on and as of such date.

(b) Compliance with Obligations. The Company shall have performed in all material respects all agreements, obligations and covenants herein required to be performed or observed by it on or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received an officer’s certificate duly executed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) No Material Adverse Change. Since the Effective Date, there shall not have occurred any Company Material Adverse Effect that is continuing.

(e) Tax Opinion. Parent shall have received the opinion (and shall be entitled to rely on such opinion) of Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated as of the Effective Time, to the effect that the Merger (taken together with the Second Step Merger, if applicable) will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon receipt by such counsel of customary representation letters from each of Parent, Merger Sub and Company, in each case, in form and substance reasonably satisfactory to such counsel, which representation letters shall not have been withdrawn or modified.

(f) Legal Opinion. The Company shall have received the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, in form and substance reasonably satisfactory to Parent, with respect to the matters set forth on Exhibit E hereto.

(g) 280G Stockholder Approval. With respect to any payments and/or benefits that the Company or Parent reasonably determine may constitute “parachute payments” under Section 280G of the Code with respect to any Employees, the Company Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect so such “parachute payments.”

7.3 Conditions Precedent to Obligation of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or prior written waiver by the Company in its sole discretion) of each condition precedent listed below.

(a) Accuracy of Representations and Warranties. The representations and warranties of Parent set forth in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Parent Material Adverse Effect) shall be true and correct as of the Effective Date and as of the Closing Date as though made on and as of such date, except as contemplated by this Agreement or where the failure of any such representation or warranty to be so true and correct as of the Effective Date or as of the Closing Date would not have a Parent Material Adverse Effect (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date, except as contemplated by this Agreement or where the failure of any such representation or warranty to be so true and correct would not have a Parent Material Adverse Effect).

(b) Compliance with Obligations. Each of Parent and Merger Sub shall have performed in all material respects all agreements, obligations and covenants herein required to be performed or observed by it on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received an officer’s certificate duly executed by the Chief Executive Officer and Chief Financial Officer of Parent to the effect that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Tax Opinion. The Company shall have received the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated as of the Effective Time, to the effect that the Merger (taken together with the Second Step Merger, if applicable) will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon receipt by such counsel of customary representation letters from each of Parent, Merger Sub and Company, in each case, in form and substance reasonably satisfactory to such counsel, which representation letters shall not have been withdrawn or modified.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any Stockholder Consents:

(a) By mutual written consent duly authorized by the Parent and the Board of Directors of the Company;

(b) By either Parent or the Company if the Merger shall not have been consummated on or before April 9, 2007 (; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(c) By either Parent or the Company, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case which has become final and non appealable and which restrains, enjoins or otherwise prohibits the Merger;

(d) By Parent, if the Stockholder Consents shall not have been obtained at or prior to the Effective Time;

(e) By Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 7.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(e)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 7.2(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(e)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within 30 days after notice to the Company;

(f) By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 7.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(f)) or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 7.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(f), and such breach (if curable) has not been cured within 30 days after notice to Parent; Termination of Agreement.

8.2 Effect of Termination. Other than the obligations set forth in this Section 8.2 and under ARTICLE 10, if this Agreement is terminated pursuant to Section 8.1, then all further obligations of the parties hereto under this Agreement will terminate, except such termination will not relieve any party hereto from any Liability for any fraudulent, intentional or willful breach of this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1 Survival of Representations and Warranties. Each representation and warranty contained in ARTICLE 3, ARTICLE 4 and ARTICLE 5 will survive the Closing and continue in full force and effect until the one-year anniversary of the Closing Date, except (i) the representations and warranties set forth in Section 3.10 (Tax Matters), which will survive the Closing and continue in full force and effect until sixty (60) days after the applicable statute of limitations expires, (ii) the representation and warranty set forth in Section 3.3 (Capitalization), which will survive the Closing and will continue in full force and effect indefinitely (clauses (i) and (ii), collectively, the “Fundamental Representations”) and (iii) any claim with respect to any fraudulent, intentional or willful breach of any representation will survive and can be made by an Indemnified Party indefinitely. The expiration of representations and warranties provided herein shall not affect the right of any Indemnified Party in respect of any claim made by such Indemnified Party in a written notice that is delivered pursuant to and in compliance with the provisions of this ARTICLE 9 prior to the expiration date(s) specified above.

9.2 Indemnification by the Company Stockholders. Subject to the terms of this ARTICLE 9, each of the Company Stockholders, severally (based on the respective Pro Rata Shares of such Company Stockholders) and not jointly, shall indemnify and hold harmless Parent and its Affiliates (including the Company after the Effective Time) and their respective officers, directors, managers, members, partners, employees, agents and representatives, successors and assigns (the “Parent Indemnified Parties”) against, and reimburse any Parent Indemnified Party for, all Damages that such Parent Indemnified Party suffers or incurs as a result of:

(a) the failure of any representation or warranty of the Company contained in ARTICLE 3 of this Agreement to be true and correct as of the Effective Date and as of the Closing Date as if made on the Closing Date, except to the extent that any such representation or warranty relates to a specific date, in which case the failure of such representation or warranty to be true and correct as of such date, in each case with Damages being determined without regard to any materiality (including the word “material”), Company Material Adverse Effect or similar qualifier contained therein but with full effect being given to all such qualifications for purposes of determining whether any representation or warranty that is so qualified is true and correct;

(b) the breach by the Company of any of its covenants or agreements contained in this Agreement to be performed prior to the Closing in each case with Damages being determined without regard to any materiality (including the word “material”), Company Material Adverse Effect or similar qualifier contained therein but with full effect being given to all such qualifications for purposes of determining the existence of a breach of any covenant or agreement that is so qualified;

(c) any Indemnified Copyright Action (including any Damages arising prior to or after the Effective Time);

(d) the amount of any Dissenting Share Payments;

(e) the amount of (i) all Company Transaction Expenses in excess of $250,000 that is not paid prior to the Closing by the Company and (ii) all payments under the 2006 Retention Cash Bonus Program; and

(f) solely in the case of Company Stockholders who are Stockholder Parties, the failure of any representation of such Stockholder Party to be true and correct as of the Effective Date and as of the Closing Date as if made on the Closing Date, except to the extent that any such representation or warranty relates to a specific date, in which case the failure of such representation or warranty to be true and correct as of such date, in each case with Damages being determined without regard to any materiality (including the word “material”), Company Material Adverse Effect or similar qualifier contained therein but with full effect being given to all such qualifications for purposes of determining whether any representation or warranty that is so qualified is true and correct; provided, however, that for the avoidance of doubt, with respect to a breach by a Stockholder Party giving rise to an indemnification obligation under this Section 9.2(f), all Damages determined to be subject to such indemnification obligation shall be payable in full solely by such Stockholder Party.

9.3 Exclusive Remedy. From and after the Effective Time, except in the case of fraud, the indemnification provisions set forth in Section 9.2 shall be the Parent Indemnified Parties’ sole and exclusive remedy for all Damages arising out of this Agreement and the transactions contemplated hereby, and Parent hereby waives, for and on behalf of all of the Parent Indemnified Parties, any and all other remedies, whether at law or in equity, that are otherwise available to the Parent Indemnified Parties, or any of them, arising out of this Agreement and the transactions contemplated hereby, provided, however, that notwithstanding the foregoing, nothing in this Agreement shall eliminate the ability of any party hereto to apply for equitable remedies to enforce the other party’s or parties’ obligations under this Agreement.

9.4 Indemnification Claims.

(a) Subject to the terms of this Agreement, no Parent Indemnified Party shall be entitled to recover any Damages pursuant to the indemnification obligations set forth in Section 9.2 hereof unless and until the Company Stockholders Agent receives a written notice (a “Notice of Claim”) of a claim for indemnification under Section 9.2 (an “Indemnification Claim”) (with a copy to the Escrow Agent) stating, to the then current Knowledge of Parent, (i) that a Parent Indemnified Party has actually suffered or incurred Damages for which such Parent Indemnified Party believes in good faith that it may be entitled to indemnification under Section 9.2, or believes in good faith that a Parent Indemnified Party could suffer or incur Damages for which such Parent Indemnified Party believes in good faith that it may be entitled to indemnification under Section 9.2, (ii) to the extent then known by the Parent Indemnified Party, a brief description, in reasonable detail, of the facts, circumstances or events giving rise to the Indemnification Claim (and the Damages, to the extent known, forming the basis of such Indemnification Claim), including to the extent then known by the Parent Indemnified Party the identity and address of any third-party claimant and copies of any formal demand or complaint, and (iii) the representation, warranty or covenant of this Agreement that may form the basis of such Indemnification Claim under Section 9.2. To be valid pursuant to this Section 9.4, a Notice of Claim relating to an Indemnification Claim under Section 9.2(a) must be received by the Stockholders Agent prior to the expiration of the representation or warranty forming the basis of such claim, and any delivery or attempted delivery of a Notice of Claim after such expiration date shall be void and of no force or effect. In the event that a Parent Indemnified Party shall deliver a Notice of Claim with respect to any claim that is not a Copyright Action but would constitute a Copyright Action if filed or instituted in any Court, such Notice of Claim shall not be effective unless and until a Copyright Action is filed or instituted in Court on or prior to the one-year anniversary of the Closing Date.

(b) After receipt of a Notice of Claim, the Stockholders Agent shall have thirty (30) Business Days following such party’s receipt of the Notice of Claim in which to deliver notice of objection to such claim to the Parent Indemnified Party and the Escrow Agent. If no objection notice is given within such 30 Business Day period, then the Indemnification Claim set forth in the related Notice of Claim shall be deemed to be valid and indemnifiable pursuant hereto, whereupon the Escrow Agent shall deliver to such Parent Indemnified Parties (as allocated from the Escrow Shares then remaining in the Escrow Account pursuant to Section 9.4(d)) Escrow Shares equal in value (valued at the Company Closing Price) to the amount of the Indemnification Claim set forth in the Resolved Claim Notice. In the event that the Stockholders Agent shall deliver written objection to any Indemnification Claim set forth in a Notice of Claim within the foregoing 30 Business Day period, then no Parent Indemnified Party shall be entitled to any indemnification payment and release of Escrow Shares in respect thereof unless and until such Indemnification Claim is finally resolved by mutual agreement, Court Order or settlement. In the event that a Parent Indemnified Party and the Stockholder Agent shall mutually agree to resolve a disputed Indemnification Claim in favor of the Parent Indemnified Parties (or any of them), then the applicable Parent Indemnified Parties and the Stockholders Agent shall provide joint written notice (the “Resolved Claim Notice”) of such offset to the Escrow Agent, whereupon the Escrow Agent shall deliver to such Parent Indemnified Parties (as allocated from the Escrow Shares then remaining in the Escrow Account pursuant to Section 9.4(d)) Escrow Shares equal in value (valued at the Company Closing Price) to the amount of the Indemnification Claim set forth in the Resolved Claim Notice. In the event that a disputed Indemnification Claim shall be resolved by Court Order in favor of the Parent Indemnified Parties (or any of them), then the Parent Indemnified Party shall be permitted to unilaterally deliver a Resolved Claim Notice (a “Unilateral Resolved Claim Notice”) to the Escrow Agent (with a copy of the Court Order related thereto), whereupon the Escrow Agent shall deliver to such Parent Indemnified Parties (as allocated from the Escrow Shares then remaining in the Escrow Account pursuant to Section 9.4(d)) Escrow Shares equal in value (valued at the Company Closing Price) to the amount of the Indemnification Claim set forth in the Unilateral Resolved Claim Notice.

(c) Notwithstanding the other provisions of this Section 9.4, the parties hereto agree that Parent shall have the right to deliver immediately prior to the one-year anniversary of the Closing an Indemnification Claim with respect to all amounts that will thereafter in the future become due and payable under the 2006 Retention Cash Bonus Plan pursuant to the terms of such 2006 Retention Cash Bonus Plan and the awards made thereunder, and shall be entitled to payment of such Indemnification Claim in full at such time.

(d) In the event Parent and the Stockholders Agent shall have instructed the Escrow Agent to deliver any Escrow Shares to a Parent Indemnified Party pursuant to Section 9.4(b), such Escrow Shares shall be allocated by the Escrow Agent among the Escrow Shares of the Company Stockholders in proportion to their respective Pro Rata Shares.

9.5 Third Party Claim Procedures. In the event any Parent Indemnified Party becomes aware of a made by any third party claim against the Parent Indemnified Party (a “Third-Party Claim”), which such Parent Indemnified Party reasonably believes may result in a claim for indemnification pursuant to this ARTICLE 9, such Parent Indemnified Party shall notify the Stockholders Agent or, in the event indemnification is being sought hereunder directly from a party or parties hereto liable for such indemnification and not from the Escrow Shares (the “Indemnifying Party”), such Indemnifying Party, of such claim, and the Stockholders Agent (on behalf of the Company Stockholders) or the Indemnifying Party, as applicable, shall be entitled, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The Parent Indemnified Party shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Stockholders Agent or the Indemnifying Party, as applicable, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Damages relating to such matter.

9.6 Limitations on Indemnification. Any claims of any Parent Indemnified Party made under this ARTICLE 9 will be limited as follows:

(a) Notwithstanding any other provision of this Agreement to the contrary, the Company Stockholders shall not be required to indemnify or hold harmless any Parent Indemnified Party against, or reimburse any Parent Indemnified Party for, any Damages pursuant to Section 9.2(a) unless and until the aggregate amount of all such Damages suffered or incurred by the Parent Indemnified Parties subject to indemnification pursuant to Section 9.2(a) exceeds $1,000,000 (the “Threshold”), after which the Company Stockholders shall be obligated for all of such Damages of the Parent Indemnified Parties, including the amount of Damages below the Threshold; provided, however, that the Threshold limitation shall not apply to the Fundamental Representations or to any indemnification claim arising out of any fraudulent, intentional or willful breach of any representation of the Company in this Agreement.

(b) The Escrow Shares shall be held as the Parent Indemnified Parties’ sole security for the indemnification obligations of the Company Stockholders under Section 9.2. Except in the case of any indemnification claim under Section 9.2(a) relating to the Fundamental Representations or any claim under Section 9.2 arising out of any fraudulent, intentional or willful breach of any representation, warranty, covenant or agreement of the Company in this Agreement (which are addressed in Section 9.6(c)), notwithstanding any other provision of this Agreement to the contrary, recovery of Escrow Shares from the Escrow Account shall be the Parent Indemnified Parties’ sole and exclusive recourse against the Company Stockholders in respect of the Company Stockholders’ indemnification obligations under Section 9.2; provided, however, that notwithstanding the foregoing, recovery of up to five percent (5%) of the total number of Escrow Shares initially deposited in the Escrow Account pursuant to ARTICLE 2 shall be the Parent Indemnified Parties’ sole and exclusive recourse against the Company Stockholders in respect of the Company Stockholders’ indemnification obligations under Section 9.2(c).

(c) Notwithstanding any other provision of this Agreement to the contrary, no Company Stockholder shall be required to indemnify or hold harmless any Parent Indemnified Party against, or reimburse any Parent Indemnified Party for, any Damages in excess of such Company Stockholder’s Pro Rata Share of the Aggregate Merger Consideration Value (as defined below) for any and all indemnification claims under Section 9.2(a) relating to the Fundamental Representations or any claim under Section 9.2 arising out of any fraudulent, intentional or willful breach of any representation, warranty, covenant or agreement of the Company in this Agreement, and in no event shall any Company Stockholder be liable to the Parent Indemnified Parties for any amounts in excess of each such Company Stockholder’s Pro Rata Share of the Aggregate Merger Consideration Value. In the event that the Parent Indemnified Parties (or any of them) shall be entitled to indemnification under Section 9.2(a) in respect of any of the Fundamental Representations or for any fraudulent, intentional or willful breach of any representation of the Company in this Agreement, none of the Company Stockholders shall be required to directly indemnify any Parent Indemnified Parties, other than pursuant to the release of Escrow Shares allocated to such Company Stockholder from the Escrow Account, unless and until all of the Escrow Shares held in escrow on behalf of such Company Stockholder have been either released from the Escrow Account or allocated to an Outstanding Claim. For purposes of the foregoing, the “Aggregate Merger Consideration Value” means $1,650,000,000.

(d) Notwithstanding any other provision of this Agreement to the contrary, the Company Stockholders shall only be liable under the indemnification obligations set forth in Section 9.2 for 50% of any Damages that arise from the matters set forth in Section 9.6(d) of the Company Disclosure Schedule.

(e) Notwithstanding any other provision of this Agreement to the contrary, the indemnification obligation set forth in Section 9.2(c) is the Company Stockholders’ sole and exclusive obligation, duty and potential source of liability, and Parent Indemnified Parties sole and exclusive right and remedy, with respect to any Copyright Action (or any claim that if filed or otherwise instituted in a Court would constitute a Copyright Action) regardless of whether such claim or matter would constitute a breach of any representation, warranty or covenant of Company or any Company Stockholders under this Agreement, including Section 3.12(b).

(f) Notwithstanding anything to the contrary set forth in this Agreement, the “Damages” for which the Parent Indemnified Parties are entitled to indemnification under Section 9.2 hereof shall expressly exclude, and the Parent Indemnified Parties shall not be entitled to recover, any punitive damages, except to the extent such punitive damages are payable by any Parent Indemnified Party as a result of a third-party claim.

9.7 Adjustment to Purchase Price. To the extent permitted by Law, any indemnification payment made pursuant to this ARTICLE 9 will be treated as an adjustment to the Merger consideration.

9.8 Several Obligations. For purposes of this Agreement, the liability of the Company Stockholders with respect to Losses shall be deemed to be allocated and borne pro rata based on their respective Pro Rata Shares.

9.9 Stockholders Agent.

(a) At least 5 Business Days prior to the Closing Date the Company shall appointed an agent reasonably acceptable to Parent (the “Stockholders Agent”) to act as agent for and on behalf of the Company Stockholders with the exclusive authority to give and receive notices and communications pursuant to the terms of this ARTICLE 9 solely with respect to indemnification claims by the Parent Indemnified Parties to be satisfied solely by the delivery of Escrow Shares to the applicable Parent Indemnified Parties, to authorize delivery to the Parent Indemnified Parties of the Escrow Shares in satisfaction of indemnification claims by the Parent Indemnified Parties as contemplated by Section 9.3, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and take legal actions and comply with orders of courts and awards of arbitrators with respect to indemnification claims by the Parent Indemnified Parties that will or may be paid or otherwise satisfied solely by the delivery of Escrow Shares, and to take all actions necessary or appropriate in the judgment of the Stockholders Agent for the accomplishment of the foregoing; provided, however, that notwithstanding the foregoing, the Stockholder Agent shall have no power or authority to take any of the foregoing actions for or on behalf of any Company Stockholder in respect of any indemnification claims by the Parent Indemnified Parties that will or may be paid or otherwise satisfied other than by the delivery of Escrow Shares to the applicable Parent Indemnified Parties. No bond shall be required of the Stockholders Agent, and the Stockholder Agent shall receive no compensation for services rendered. Notices or communications to or from the Stockholders Agent shall constitute notice to or from each of the Company Stockholders solely with respect to indemnification claims by the Parent Indemnified Parties to be satisfied solely by the delivery of Escrow Shares to the applicable Parent Indemnified Parties.

(b) The Stockholders Agent shall not be liable for any act done or omitted hereunder in his capacity as Stockholders Agent, except to the extent it has acted with gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence that he did not act with gross negligence or willful misconduct. The other Company Stockholders shall severally and not jointly indemnify the Stockholders Agent and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders Agent and arising out of or in connection with the acceptance or administration of the duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholders Agent (“Outstanding Stockholders Agent Expenses”). If not paid directly to the Stockholders Agent by the Company Stockholders, such losses, liabilities or expenses may be recovered by the Stockholders Agent from the Escrow Shares (if any) that otherwise would be distributed to the Company Stockholders following the Initial Escrow Release Date after giving effect to, and satisfaction of, all claims for indemnification made by the Parent Indemnified Parties pursuant to ARTICLE 9, and such recovery (if any) of Outstanding Stockholders Agent Expenses from such Escrow Shares will be made from the Company Stockholders according to their respective Pro Rata Shares.

(c) A decision, act, consent or instruction of the Stockholders Agent shall constitute a decision of all the Company Stockholders and shall be final, binding and conclusive upon each of the Company Stockholders, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholders Agent as being the decision, act, consent or instruction of each of the Company Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders Agent.

ARTICLE 10

MISCELLANEOUS

10.1 Entire Agreement. This Agreement, together with the Company Disclosure Schedule, the Parent Disclosure Letter and the Exhibits and Schedules hereto (including any agreements between or among the parties hereto referenced therein), and the certificates, documents, instruments and writings that are delivered pursuant hereto and thereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the Merger or the other transactions contemplated hereby. Except as expressly contemplated by Section 6.11 and ARTICLE 9, there are no third party beneficiaries having rights under or with respect to this Agreement.

10.2 Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors.

10.3 Assignments. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate; provided that no such assignment shall relieve the assigning party of its obligations hereunder, and any attempted assignment in derogation of this sentence shall be null and void.

10.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered or sent as provided above or by facsimile or telecopier, as follows:

If to Parent or Merger Sub:

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Attention: General Counsel

Tel: (650) 253-0000

Fax: (650) 240-3928

Copy to (which will not constitute notice):

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

Attention: William Hinman

                  Kirsten Jensen

Tel: (650) 251-5060

Fax: (650) 251-5002

If to the Company:

YouTube, Inc.

1000 Cherry Avenue

Suite 200

San Bruno, California 94066

Attention: General Counsel

Tel: (650) 343-2960

Fax: (650) 343-2983

Copy to (which will not constitute notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Jack Sheridan

                 Michael S. Ringler

                 Catherine S. Kirkman

Tel: (650) 493-9300

Fax: (650) 493-6811

If to the Stockholder Parties, to their respective addresses on the Exhibit F hereto.

Copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Jack Sheridan

                 Michael S. Ringler

                 Catherine S. Kirkman

Tel: (650) 493-9300

Fax: (650) 493-6811

10.5 Submission to Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware, County of New Castle or the United States District Court for the District of Delaware. Each party hereto also agrees not to bring any Action arising out of or relating to this Agreement in any other court (and of the appropriate appellate courts therefrom). Each party hereto agrees that a final and non-appealable judgment in any Action may be enforced by Action on the judgment or in any other manner provided at Law or in equity. Each party hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety, or other security that might be required of any other party hereto with respect thereto. Each party hereto agrees that service of process on it by notice as provided in Section 10.3 shall be deemed effective service of process.

10.6 Resolution of Conflicts; Arbitration.

(a) Any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall (except as specifically set forth in this Agreement) be finally settled by binding arbitration in the County of Santa Clara, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

(b) Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of Parent and the Stockholders Agent. Alternatively, at the request of either party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with the Parent or Stockholders Agent. Parent and Stockholders Agent shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.

(c) In any arbitration under this Section 10.6, each party shall be limited to calling a total of three witnesses both for purposes of deposition and the arbitration hearing. Subject to the foregoing limitation on the number of witnesses, the arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

(d) The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.

(e) The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).

(f) The parties agree that each party shall pay its own costs and expenses (including counsel fees) of any such arbitration, and each party waives its right to seek an order compelling the other party to pay its portion of its costs and expenses (including counsel fees) for any arbitration.

10.7 Release. As of the Effective Time, each Stockholder Party, for itself and on behalf of its heirs, legal representatives, successors and assigns (collectively, the “Relevant Persons”), does hereby unconditionally and irrevocably waive, release and forever discharge the Company and each current (as of the Effective Time) and former director and officer of the Company from any and all Claims that such Relevant Persons may have against the Company, a director or officer to the extent such Claims arise out of or relate to such Relevant Person’s ownership of Company Stock or other Equity Interests in the Company or their status as a securityholder of the Company except for any breach of the Agreement or any Transaction Agreement (for the avoidance of doubt, this is not intended to, and shall not constitute, a release of any Claims arising out of a Relevant Person’s status as a director or officer of the Company). With respect to such Claims, each Seller Party hereby expressly waives any and all rights conferred upon him or her by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the released party, including, without limitation, the following provisions of California Civil Code Section 1542: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”

10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

10.9 Governing Law. This Agreement and the performance of the Merger and the other transactions contemplated hereby and the obligations of the parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware.

10.10 Amendments and Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by the parties hereto.

10.11 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

10.12 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to such Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

10.13 Incorporation of Exhibits, Schedules and Disclosure Letters. The Exhibits, Schedules, Company Disclosure Schedule, Parent Disclosure Letter and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

10.14 Remedies. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at Law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

10.15 Effectiveness of Amendment and Restatement. This Agreement amends and restates certain provisions of the Original Agreement and restates the terms of the Original Agreement in their entirety. All amendments to the Original Agreement effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect as of the Effective Date unless expressly stated otherwise. This Agreement shall be effective as of the date that copies hereof have been executed and delivered upon execution by each of the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

GOOGLE INC.

By:	/s/ David C. Drummond
Name:	David C. Drummond
Title:	Senior Vice President, Corporate Development

SNOWMASS HOLDINGS INC.

By:	/s/ David C. Drummond
Name:	David C. Drummond
Title:	President and Treasurer

YOUTUBE, INC.

By:	/s/ Chad Hurley
Name:	Chad Hurley
Title:	CEO

[Signature Page to Amended and Restated Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

STOCKHOLDER PARTIES:

Steve S. Chen

/s/ Steve S. Chen

Steve Chen 2006 Grantor Retained Annuity Trust dated 9/27/06

/s/ Steve S. Chen
Steve S. Chen
Trustee

Chad M. Hurley

/s/ Chad M. Hurley

The Chad Hurley Irrevokable Children’s Trust created UTA dated March 2, 2006

/s/ Brent Hurley
Brent Hurley
Trustee

Zahavah Levine

/s/ Zahavah Levine

[Signature Page to Amended and Restated Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

STOCKHOLDER PARTIES:
SEQUOIA CAPITAL XI SEQUOIA TECHNOLOGY PARTNERS XI SEQUOIA CAPITAL XI PRINCIPALS FUND
By: SC XI Management, LLC A Delaware Limited Liability Company General Partner of Each

By:	/s/ Douglas Leone
Douglas Leone
Managing Member

Artis Technology Partners, L.P. Artis Technology 2X, L.P. Artis Technology Qualified Partners, L.P. Artis Technology Qualified 2X, L.P. Artis Microcap Fund, L.P.

By: Artis Capital Management, L.P. General Partner for Each Fund

By:	/s/ John Milani
Name:	John Milani
Its:	Chief Operating Officer

Artis Microcap Master Fund, L.P.
By: Artis Microcap GP, LLC General Partner

By:	/s/ John Milani
Name:	John Milani
Its:	Chief Operating Officer

[Signature Page to Amended and Restated Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

STOCKHOLDER PARTIES:.

Artis Technology Partners Ltd. Artis Technology 2X Ltd.

By: Artis Capital Management, L.P.
Investment Adviser and Attorney-In-Fact for Each Fund

By: /s/ John Milani
Name: John Milani
Its: Chief Operating Officer

[Signature Page to Amended and Restated Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

STOCKHOLDER PARTIES:

WS INVESTMENT COMPANY, LLC (2005A/2006A)

By: /s/ James A. Terranova
James A. Terranova
Manager

[Signature Page to Amended and Restated Agreement and Plan of Merger]